Exhibit 10.1

FOURTH AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

DATED AS OF JANUARY 22, 2004

AMONG

DUKE REALTY LIMITED PARTNERSHIP

AS BORROWER,

DUKE REALTY CORPORATION

AS GENERAL PARTNER AND GUARANTOR,

BANK ONE, NA

AS ADMINISTRATIVE AGENT AND LENDER,

BANC ONE CAPITAL MARKETS, INC.

AS LEAD ARRANGER AND SOLE BOOK RUNNER,

PNC BANK, NATIONAL ASSOCIATION

AS SYNDICATION AGENT AND LENDER,

WACHOVIA BANK, NATIONAL ASSOCIATION

AS SYNDICATION AGENT AND LENDER,

WELLS FARGO BANK, NA

AS SYNDICATION AGENT AND LENDER,

BANK OF AMERICA, N.A. AS MANAGING AGENT AND LENDER,

AMSOUTH BANK AS CO-AGENT AND LENDER,

THE BANK OF NOVA SCOTIA, NEW YORK AGENCY AS CO-AGENT AND LENDER,

SUNTRUST BANK AS CO-AGENT AND LENDER,

US BANK AS CO-AGENT AND LENDER,

UBS LOAN FINANCE LLC AS CO-AGENT AND LENDER,

AND

THE SEVERAL OTHER LENDERS
FROM TIME TO TIME PARTIES HERETO

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II THE CREDIT

2.1.	COMMITMENT
2.2.	Final Principal Payment
2.3.	Loans
2.4.	Applicable Margins
2.5.	Facility Fee
2.6.	Other Fees
2.7.	Voluntary Reduction of Aggregate Commitment Amount
2.8.	Minimum Amount of Each Advance
2.9.	Optional Principal Payments
2.10.	Method of Selecting Types and Interest Periods for New Advances
2.11.	Conversion and Continuation of Outstanding Advances
2.12.	Changes in Interest Rate, Etc.
2.13.	Rates Applicable After Default
2.14.	Swing Line Loans
2.15.	Competitive Bid Loans
2.16.	Method of Payment
2.17.	Notes; Telephonic Notices
2.18.	Interest Payment Dates; Interest and Fee Basis
2.19.	Notification of Advances, Interest Rates and Prepayments
2.20.	Lending Installations
2.21.	Non-Receipt of Funds by the Administrative Agent
2.22.	Usury
2.23.	Applications of Moneys Received
2.24.	Extension of Facility Termination Date

ARTICLE III THE LETTER OF CREDIT SUBFACILITY

3.1.	Obligations to Issue
3.2.	Types and Amounts
3.3.	Conditions
3.4.	Procedure for Issuance of Facility Letters of Credit
3.5.	Administration; Reimbursement by Lenders
3.6.	Reimbursement by Borrower
3.7.	Obligations Absolute
3.8.	Actions of Issuing Bank
3.9.	Indemnification
3.10.	Lenders’ Indemnification
3.11.	Participation
3.12.	Compensation for Facility Letters of Credit
3.13.	Letter of Credit Collateral Account

ARTICLE IV CHANGE IN CIRCUMSTANCES

4.1.	Yield Protection
4.2.	Changes in Capital Adequacy Regulations
4.3.	Availability of Types of Advances
4.4.	Funding Indemnification
4.5.	Taxes
4.6.	Lender Statements; Survival of Indemnity
4.7.	Replacement of Lenders under Certain Circumstances

ARTICLE V CONDITIONS PRECEDENT

5.1.	Effective Date
5.2.	Each Credit Extension

ARTICLE VI REPRESENTATIONS AND WARRANTIES

6.1.	Existence
6.2.	Authorization and Validity
6.3.	No Conflict; Government Consent
6.4.	Financial Statements; Material Adverse Change
6.5.	Taxes
6.6.	Litigation and Guarantee Obligations
6.7.	Subsidiaries
6.8.	ERISA
6.9.	Accuracy of Information
6.10.	Margin Stock
6.11.	Material Agreements
6.12.	Compliance With Laws
6.13.	Ownership of Properties
6.14.	Investment Company Act
6.15.	Public Utility Holding Company Act
6.16.	Solvency
6.17.	Insurance
6.18.	REIT Status
6.19.	Environmental Matters
6.20.	Unencumbered Assets
6.21.	Reportable Transaction
6.22.	Plan Assets; Prohibited Transactions

ARTICLE VII COVENANTS

7.1.	Financial Reporting
7.2.	Use of Proceeds
7.3.	Notice of Default
7.4.	Conduct of Business
7.5.	Taxes
7.6.	Insurance
7.7.	Compliance with Laws
7.8.	Maintenance of Properties
7.9.	Inspection
7.10.	Maintenance of Status
7.11.	Dividends
7.12.	Merger; Sale of Assets
7.13.	General Partner’s Ownership and Control of Borrower
7.14.	Sale and Leaseback
7.15.	Liens
7.16.	Affiliates
7.17.	Interest Rate Hedging
7.18.	Variable Interest Indebtedness
7.19.	Consolidated Net Worth
7.20.	Indebtedness and Cash Flow Covenants
7.21.	Environmental Matters
7.22.	Intentionally Omitted
7.23.	Borrower’s Partnership Agreement
7.24.	Intentionally Omitted
7.25.	Notice of Rating Change

ARTICLE VIII DEFAULTS

ARTICLE IX ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1.	Acceleration
9.2.	Amendments
9.3.	Preservation of Rights

ARTICLE X GENERAL PROVISIONS

10.1.	Survival of Representations
10.2.	Governmental Regulation
10.3.	Headings
10.4.	Entire Agreement
10.5.	Several Obligations; Benefits of this Agreement
10.6.	Expenses; Indemnification
10.7.	Numbers of Documents
10.8.	Accounting
10.9.	Severability of Provisions
10.10.	Nonliability of Lenders
10.11.	Publicity
10.12.	CHOICE OF LAW
10.13.	CONSENT TO JURISDICTION
10.14.	WAIVER OF JURY TRIAL
10.15.	Agent Responsibilities
10.16.	USA PATRIOT ACT NOTIFICATION.

ARTICLE XI THE ADMINISTRATIVE AGENT AND AGREEMENTS AMONG LENDERS

11.1.	Appointment; Nature of Relationship
11.2.	Powers
11.3.	General Immunity
11.4.	No Responsibility for Loans, Recitals, etc.
11.5.	Action on Instructions of Lenders
11.6.	Employment of Agents and Counsel
11.7.	Reliance on Documents; Counsel
11.8.	Administrative Agent’s Reimbursement and Indemnification
11.9.	Rights as a Lender
11.10.	Lender Credit Decision
11.11.	Successor Administrative Agent
11.12.	Notice of Defaults
11.13.	Requests for Approval
11.14.	Copies of Documents
11.15.	Defaulting Lenders

ARTICLE XII SETOFF; RATABLE PAYMENTS

12.1.	Setoff
12.2.	Ratable Payments

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1.
13.2.	Participations
13.3.	Assignments
13.4.	Designation of Lender to Make Competitive Bid Loans
13.5.	Dissemination of Information
13.6.	Tax Treatment

ARTICLE XIV NOTICES

14.1.	Notices; Effectiveness; Electronic Communication
14.2.	Change of Address, Etc.

ARTICLE XV COUNTERPARTS

15.1.	Counterparts; Effectiveness.
15.2.	Electronic Execution of Assignments.

Exhibit A - Pricing Schedule

Exhibit B1 - Form of Note

Exhibit B2 - Form of Competitive Bid Note

Exhibit C1 - Form of Competitive Bid Quote Request

Exhibit C2 - Invitation Competitive Bid Quotes

Exhibit C3 - Competitive Bid Quote

Exhibit D - Form of Opinion

Exhibit E - Loan/Credit Related Money Transfer Instruction

Exhibit F - Compliance Certificate

Exhibit H - Assignment and Assumption Agreement

Exhibit I - Designation Agreement

Exhibit J - Amendment to Fourth Amended and Restated Revolving Credit Agreement

Exhibit K - Form of Subsidiary Guaranty

Schedule 1 - Subsidiaries and Other Investments

Schedule 2 - Indebtedness and Liens

Schedule 3 - Unencumbered Assets

v

FOURTH AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

This Agreement, dated as of January 22, 2004, is among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, an Indiana corporation (the “General Partner” and the “Guarantor”), Banc One Capital Markets, Inc. (“BOCM”) (the “Arranger”), Bank One, NA (“Bank One”) as a Lender and not individually, but as “Administrative Agent”, PNC Bank, National Association (“PNC”) as a Lender and not individually, but as Syndication Agent, Wachovia Bank, National Association (“Wachovia”) as a Lender and not individually, but as Syndication Agent, Wells Fargo Bank, NA (“Wells Fargo”) as a Lender and not individually, but as Syndication Agent, Bank of America, N.A. (“Bank of America”) as a Lender and not individually, but as Managing Agent, AmSouth Bank (“AmSouth”) as a Lender and not individually, but as Co-Agent, The Bank of Nova Scotia, New York Agency (“Nova Scotia”) as a Lender and not individually, but as Co-Agent, SunTrust Bank (“SunTrust”) as a Lender and not individually, but as Co-Agent, US Bank (“US Bank”) as a Lender and not individually, but as Co-Agent, UBS Loan Finance LLC (“UBS”) as a Lender and not individually, but as Co-Agent, and the several banks, financial institutions and other entities from time to time parties to this Agreement (the “Lenders”).

RECITALS

A.                                   The Borrower is primarily engaged in the business of purchasing, developing, owning, operating, leasing and managing office, industrial and retail properties.

B.                                     The General Partner, the Borrower’s sole general partner, is listed on the New York Stock Exchange and is qualified as a real estate investment trust.  The General Partner owns approximately 87% of the total partnership units in the Borrower and various limited partners in the Borrower own approximately 13% of such partnership units.

C.                                     The Borrower, General Partner, the Administrative Agent, and certain of the Lenders are parties to a Third Amended and Restated Revolving Credit Agreement dated as of February 28, 2001 (as previously amended, the “Existing Credit Agreement”) pursuant to which the Lenders that are parties thereto agreed to make loans to the Borrower in the maximum aggregate amount of $500,000,000.

D.                                    The Borrower and the General Partner have requested that the Lenders modify and extend the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto amend and restate in its entirety the Existing Credit Agreement as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“ABR Advance” means an Advance which bears interest at the ABR Rate.

“ABR Applicable Margin” means, as of any date, the Applicable Margin in effect on such date with respect to ABR Advances and ABR Loans.

“ABR Loan” means a Loan which bears interest at the ABR Rate.

“ABR Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Prime Rate changes.

“Absolute Interest Period” means, with respect to a Competitive Bid Loan made at an Absolute Rate, a period of one, two, three or six months as requested by Borrower in a Competitive Bid Quote Request and confirmed by a Lender in a Competitive Bid Quote but in no event extending beyond the Facility Termination Date.  If an Absolute Interest Period would end on a day which is not a Business Day, such Absolute Interest Period shall end on the next succeeding Business Day.

“Absolute Rate” means a fixed rate of interest (rounded to the nearest 1/100 of 1%) for an Absolute Interest Period with respect to a Competitive Bid Loan offered by a Lender and accepted by the Borrower at such rate.

“Administrative Agent” means Bank One, NA in its capacity as contractual representative for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans (including Swing Line Loans and Competitive Bid Loans) made by some or all of the Lenders to the Borrower of the same Type and, in the case of LIBOR Advances, for the same Interest Period.

“Adjusted EBITDA” means EBITDA less Capital Expenditure Reserve Amount.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 15% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, which initially shall be $500,000,000, and which may be changed in accordance with Section 2.1.

“Agreement” means this Fourth Amended and Restated Revolving Credit Agreement, as it may be amended or modified and in effect from time to time.

“Allocated Facility Amount” means, at any time, the sum of all then outstanding Advances and the then outstanding Facility Letter of Credit Obligations.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Margin” means the applicable margin set forth in the table in Exhibit A used in calculating the interest rate applicable to the various Types of Advances which shall vary from time to time in accordance with Borrower’s and Guarantor’s long term unsecured debt ratings.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BOCM, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assets Under Development” means, as of any date of determination, any Project owned by the Borrower or any of its Subsidiaries on which the construction of new income-producing building or buildings has been commenced and is continuing, both such land and improvements under construction to be valued for purposes of this Agreement at then-current book value, as determined in accordance with GAAP.

“Authorized Officer” means any of Matthew A. Cohoat, Steven Kennedy, Mark Milnamow, Dennis D. Oklak, Thomas Peck or Michael D. Pitts acting singly.  The list of Authorized Officers may be changed by a notice to Administrative Agent from one of the Authorized Officers.

“Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

“Borrower” means Duke Realty Limited Partnership, an Indiana limited partnership, and its successors and permitted assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.10.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois, and San Francisco, California for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois and San Francisco, California for the conduct of substantially all of their commercial lending activities.

“Capital Expenditure Reserve Amount” means, for any quarter, the greater of (i) 6% of EBITDA for such quarter or (ii) the average quarterly capital expenditures, leasing commissions and tenant improvement costs except for leasing commissions and tenant improvement costs associated with the initial leasing of space not previously occupied (i.e., first generation space) for the four most recently completed quarters.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date, (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposit having maturities of not more than one year from such date and issued by any domestic commercial bank having (A) senior long-term unsecured debt rated at least A or the equivalent thereof by S&P, A or the equivalent thereof by Fitch or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $500,000,000, and (iii) commercial paper rated at least A-2 or the equivalent thereof by S&P, at least A-2 or the equivalent thereof by Fitch or P-2 or the equivalent thereof by Moody’s and in any such case maturing within 360 days from such date.

“Closing Date” means the date of this Agreement.

“Co-Agents” means the Co-Agents identified in the preamble paragraph to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility Letters of Credit issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 13.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

“Competitive Bid Borrowing Notice” is defined in Section 2.15(f).

“Competitive Bid Lender” means a Lender or Designated Lender which has a Competitive Bid Loan outstanding.

“Competitive Bid Loan” is a Loan made pursuant to Section 2.15 hereof.

“Competitive Bid Note” means the promissory note payable to the order of each Lender in the form attached hereto as Exhibit B-2 to be used to evidence any Competitive Bid Loans which such Lender elects to make (collectively, the “Competitive Bid Notes”).

“Competitive Bid Quote” means a response submitted by a Lender to the Administrative Agent or the Borrower, as the case may be with respect to an Invitation for Competitive Bid Quotes in the form attached as Exhibit C-3.

“Competitive Bid Quote Request” means a written request from Borrower to Administrative Agent in the form attached as Exhibit C-1.

“Competitive LIBOR Margin” means, with respect to any Competitive Bid Loan for a LIBOR Interest Period, the percentage established in the applicable Competitive Bid Quote which is to be used to determine the interest rate applicable to such Competitive Bid Loan.

“Condemnation” is defined in Section 8.9.

“Consolidated Net Income” means, for any period, consolidated net income (or loss) of the General Partner, the Borrower and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of the General Partner or the Borrower or is merged into or consolidated with the General Partner, the Borrower or any of their Subsidiaries and (b) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary.

“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Market Capitalization as of such date minus (b) Total Liabilities as of such date.

“Consolidated Secured Indebtedness” means, as of any date of determination, the sum of (a) the aggregate principal amount of all Indebtedness of the General Partner, the Borrower and their respective Subsidiaries outstanding at such date which is secured by a Lien on any asset of the General Partner, the Borrower or any of their respective Subsidiaries and (b) the excess, if any, of (i) the aggregate principal amount of all Unsecured Indebtedness of the Subsidiaries of the General Partner or the Borrower over (ii) $5,000,000, determined on a consolidated basis in accordance with GAAP and (c) the General Partner’s and Borrower’s pro rata share of any secured debt in Investment Affiliates.

“Consolidated Senior Unsecured Indebtedness” means, as of any date of determination, the sum of the aggregate principal amount of all Indebtedness of the General Partner, the Borrower and their Subsidiaries outstanding at such date, including the Facility Letter of Credit Obligations, which does not constitute Consolidated Secured Indebtedness, but excluding Indebtedness which is contractually subordinated to the Indebtedness of the General Partner, the Borrower and their Subsidiaries under the Loan Documents on customary terms acceptable to the Administrative Agent.

“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness of the General Partner, the Borrower and their respective Subsidiaries outstanding at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Unsecured Indebtedness” means, as of any date of determination, the sum of the aggregate principal amount of all Indebtedness of the General Partner, the Borrower and their Subsidiaries outstanding at such date, including the Facility Letter of Credit Obligations, which does not constitute Consolidated Secured Indebtedness.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the General Partner, the Borrower or any of their Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.11.

“Credit Extension” means the making of an Advance or the issuance of a Facility Letter of Credit.

“Debt Service” means, for any fiscal quarter, Interest Expense plus scheduled principal amortization payments (excluding balloon payments), provided that in the case of amortization payments made less frequently than quarterly, 25% of the aggregate amortization payments for the fiscal year including such fiscal quarter shall be included in Debt Service for such quarter.

“Default” means a Default described in Article VIII.

“Defaulting Lender” means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of five Business Days after written notice from the Administrative Agent; provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender.

“Designated Lender” means any Person who has been designated by a Lender to fund Competitive Bid Loans.

“Designating Lender” is defined in Section 13.4.

“Designation Agreement” means a designation agreement entered into by a Lender (other than a Designated Lender) and a Designated Lender, and accepted by the Administrative Agent and Borrower, in substantially the form of Exhibit I hereto.

“EBITDA” means operating income before extraordinary items, equity in earnings of Investment Affiliates and minority interest in earnings, as reported by the General Partner, the Borrower and their Subsidiaries in accordance with GAAP, plus (i) Interest Expense (excluding the General Partner’s and the Borrower’s pro rata share of interest expense of Investment Affiliates), depreciation, amortization and income tax (if any) expense plus (ii) (without redundancy) the General Partner’s and the Borrower’s pro rata share of Net Operating Income from Investment Affiliates.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the General Partner, the Borrower or any Subsidiary or any of their respective assets or Projects.

“Equity Value” means Net Operating Income capitalized at a 9.0% rate less any Indebtedness or, in the case of assets acquired after the closing of the Facility, the purchase price less any Indebtedness attributable to such asset.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall income or net worth, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Extension Fee” means a fee equal to 0.25% of (a) the Aggregate Commitment at the time of the Extension Request minus (b) the sum of the Commitments of those Lenders who do not consent to the Extension Request.

“Extension Request” shall have the meaning set forth in Section 2.24.

“Facility Fee” is defined in Section 2.5.

“Facility Letter of Credit” means a Letter of Credit issued hereunder.

“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

“Facility Termination Date” means                     , 2007 [Three years from Closing Date] or any later date as may be specified as the Facility Termination Date in accordance with,

and subject to the conditions contained in, Section 2.24 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fitch” means Fitch, Inc., and its successors.

“Fixed Charges” means, for any fiscal quarter, Debt Service for such quarter plus Preferred Dividends.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction the numerator of which is the amount actually disbursed and outstanding to Borrower by such Lender at such time (including Swing Line Loans and Competitive Bid Loans), and the denominator of which is the total amount disbursed and outstanding to Borrower by all of the Lenders at such time (including Swing Line Loans and Competitive Bid Loans).

“Funds From Operations” means, for any period, Consolidated Net Income for such period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of previously depreciated real estate, non-cash, non-recurring charges, including preferred stock redemption costs and real estate impairment charges, and non-cash adjustments made pursuant to FASB 150.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 7.1.

“General Partner” means Duke Realty Corporation, an Indiana corporation, the sole general partner of the Borrower, and its successors and assigns.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.  Notwithstanding the foregoing, the term Guarantee Obligation shall not include a Guarantee by Borrower or General Partner of secured Indebtedness of an Investment Affiliate (“Investment Affiliate Debt”) if all of the following conditions are met:

(a)                                  The Guarantee provided by the Borrower and/or General Partner is limited to an amount not greater than 50% of the value of the properties securing the Investment Affiliate Debt (computed by capitalizing the Property Operating Income from such properties at a rate of 9.0%), and

(b)                                 The Investment Affiliate Debt is for a stabilized property (defined for this test as a property that is at least 90% occupied or a property that has been in operation for greater than one year) or pool of stabilized properties, and

(c)                                  The amount of the Investment Affiliate Debt that is being guaranteed (together with any other Investment Affiliate Debt of such Investment Affiliate that is secured by the same collateral that secures the Investment Affiliate Debt being guarantied) is not more than 50% of the value of the properties securing such Investment Affiliate Debt (computed by capitalizing the Property Operating Income from such properties at a rate of 9.0%), and,

(d)                                 The aggregate amount excluded under Guarantee Obligations does not exceed 2.5% of Market Capitalization.

“Guarantor” means the General Partner in its capacity as the guarantor under the Guaranty.

“Guaranty” means that certain Fourth Amended and Restated Guaranty of even date herewith executed by the Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated indebtedness of the Borrower, Guarantee Obligations of the Borrower in respect of primary obligations of any Subsidiary), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities to the extent not otherwise included under another clause of this definition, (h) Net Mark-to-Market Exposure under Rate Management Transactions, (i) Rate Management Obligations, (j) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (k) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (l) any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, (m) such Person’s pro rata share of debt in Investment Affiliates and (n) any loans where such Person is liable as a general partner.

“Indemnified Parties” means Arranger and the Administrative Agent.

“Interest Expense” means all interest expense of the General Partner, the Borrower and their Subsidiaries determined in accordance with GAAP plus (i) the General Partner’s and the Borrower’s pro rata share of interest expense in Investment Affiliates, (ii) capitalized interest not covered by an interest reserve from a loan facility, (iii) 100% of any accrued, or paid interest incurred on any obligation for which the Borrower or the General Partner is wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities, provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories.

“Interest Period” means a LIBOR Interest Period or Absolute Interest Period.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the General Partner or the Borrower, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the General Partner or the Borrower on the consolidated financial statements of the General Partner or the Borrower.

“Invitation for Competitive Bid Quotes” means a written notice to the Lenders from the Administrative Agent in the form attached as Exhibit C-2 for Competitive Bid Loans made pursuant to Section 2.15.

“Issuing Bank” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns and any other lending institutions that subsequently become parties to this Agreement pursuant to Section 13.3 and except when used in reference to an obligation of the Lenders which is based on their Percentage of the Aggregate Commitment, each Designated Lender.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 3.13.

“LIBOR Advance” means an Advance which bears interest at a LIBOR Rate, whether a ratable Advance based on the LIBOR Applicable Margin or a Competitive Bid Loan based on a Competitive LIBOR Margin.

“LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Interest Period, the Applicable Margin in effect for such LIBOR Interest Period as determined in accordance with Section 2.4 hereof.

“LIBOR Base Rate” means, with respect to a LIBOR Advance for the relevant LIBOR Interest Period, the applicable British Bankers’ Association London interbank offered rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of the applicable interest period, and having a maturity equal to such interest period.

“LIBOR Interest Period” means with respect to a LIBOR Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such LIBOR Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such LIBOR Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If a LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Business Day.  In no event shall a LIBOR Interest Period extend beyond the then current Facility Termination Date.

“LIBOR Loan” means a Loan which bears interest at a LIBOR Rate.

“LIBOR Rate” means, with respect to a LIBOR Advance for the relevant LIBOR Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such LIBOR Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period, plus (ii) the LIBOR Applicable Margin in effect on the day that such LIBOR Base Rate was determined.  The LIBOR Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not a multiple of 1/16 of 1% or of 1/100 of 1%.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.

“Loan Documents” means this Agreement, the Notes, the Guaranty, and any other document from time to time evidencing or securing indebtedness or obligations incurred by the General Partner or the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Managing Agent” means Bank of America, N.A.

“Market Capitalization” means (a) Total Property Operating Income capitalized at 9.0%, plus (b) ”earnings from service operations” capitalized at 20%, plus (c) 50% of Assets Under Development (75% for a property that has signed leases for 75% or more of the square feet of the space), plus (d) the amount of any cash equivalents, excluding tenant security and other restricted deposits, plus (e) the lower of book value or market value of land not under development.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the General Partner, the Borrower and their Subsidiaries taken as a whole, (ii) the ability of the General Partner or the

Borrower to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Subsidiary” means a Subsidiary owning assets with a value greater than $2,000,000.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the General Partner, the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions.  As used herein, “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Operating Income” means, with respect to any Investment Affiliate or Subsidiary, for any period, such entity’s operating income minus all operating expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the generation of such operating income but excluding interest expense and other debt service charges and any non-cash charges such as depreciation or amortization of financing costs.

“Note” means a promissory note, in substantially the form of Exhibit B-1 hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note or a competitive bid note, in substantially the form of Exhibit B-2 hereto, duly executed by the Borrower and payable to the order of a Competitive Bid Lender, including any amendment, modification, renewal or replacement of such note.

“Notice of Assignment” is defined in Section 13.3.2.

“Obligations” means the Advances, the Facility Letter of Credit Obligations and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents.

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Percentage of the Facility Letter of Credit Obligations at such time plus (iii) an amount equal to its Percentage of the aggregate principal amount of Swing Line Loans outstanding at such time.

“Other Taxes” is defined in Section 4.5(ii).

“Participants” is defined in Section 13.2.1.

“Payment Date” means, with respect to the payment of interest accrued on any Advance, the first day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means for each Lender the ratio that such Lender’s Commitment bears to the Aggregate Commitment, expressed as a percentage.

“Permitted Liens” are defined in Section 7.15.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the General Partner, the Borrower or any member of the Controlled Group may have any liability.

“Preferred Dividends” shall mean, for any period, without duplication of such amounts as constitute intercompany debts or distributions, the sum of (a) dividends or distributions due and payable or accrued during such period on preferred stock issued by General Partner or a Subsidiary, and (b) distributions which are the functional equivalent of preferred dividends (i.e., which the issuer is required to make prior to distributions on another class or other classes of partnership interests) and which are due and payable or accrued during such period on preferred partnership interests issued by Borrower or any other Subsidiary.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Administrative Agent or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Project” means any real estate asset owned or operated by the Borrower or any Subsidiary and operated or intended to be operated as an office, industrial or retail property.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Property Operating Income” means, with respect to any Project or other real estate asset, for any period, earnings from rental operations (computed in accordance with GAAP) attributable to such Project or other real estate asset plus depreciation, amortization and interest expense for such period, and, if such period is less than a year, adjusted by straight lining various ordinary operating expenses which are payable less frequently than once during every such period (e.g. real estate taxes and insurance).

“Purchasers” is defined in Section 13.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Bank and the Agent under or in respect of the Facility Letters of Credit.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders having in the aggregate at least 66 2/3% of the Aggregate Commitment (not held by Defaulting Lenders who are not entitled to vote) or, if the

Aggregate Commitment has been terminated, Lenders holding in the aggregate at least 66 2/3% of the aggregate Outstanding Credit Exposure (not held by Defaulting Lenders who are not entitled to vote).

“Reserve Requirement” means, with respect to a LIBOR Interest Period, the maximum aggregate reserve requirement on Eurocurrency liabilities.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the General Partner or the Borrower or any member of the Controlled Group for employees of the General Partner or the Borrower or any member of the Controlled Group.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, including all subsidiaries consolidated pursuant to GAAP.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or the General Partner.

“Subsidiary Guarantor” means a Subsidiary of Borrower or General Partner which executes and delivers a Subsidiary Guaranty.

“Subsidiary Guaranty” means any guaranty executed and delivered by any Subsidiary Guarantor, substantially in the form of Exhibit K, as the same may be amended, supplemented or otherwise modified from time to time.

“Substantial Portion” means, with respect to the Property of the General Partner, the Borrower or their Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the General Partner, the Borrower and their Subsidiaries as disclosed on the most recently issued quarterly consolidated financial statements of the General Partner, the Borrower and their Subsidiaries, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the General Partner, the Borrower and their Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Swing Line Lender” shall mean Administrative Agent, in its capacity as a Lender.

“Swing Line Loans” means loans of up to $40,000,000 made by the Swing Line Lender in accordance with Section 2.14 hereof.

“Syndication Agent” means PNC Bank, N.A., Wachovia Bank, National Association, and Wells Fargo Bank, N.A.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Liabilities” means all Indebtedness plus all other GAAP liabilities of the Borrower, General Partner and their respective Subsidiaries.

“Total Property Operating Income” means the sum of (i) earnings from rental operations (computed in accordance with GAAP) plus depreciation, amortization and interest expense (adjusted for any acquisitions and divestitures), and (ii) (without redundancy) the Borrower’s pro rata share of Net Operating Income from Investment Affiliates.  The earnings from rental operations shall be adjusted to include pro forma earnings (as substantiated to the satisfaction of the Administrative Agent) for an entire quarter for any property acquired or placed in service during the quarter and to exclude earnings during such quarter from any property not owned as of the end of the quarter.

“Transferee” is defined in Section 13.5.

“Type” means, with respect to any Advance, its nature as a ABR Advance or a LIBOR Advance.

“Unencumbered Asset” means, with respect to any Project which is in service, at any date of determination, the circumstance that such asset on such date (a) is not subject to any Liens or claims (including restrictions on transferability or assignability) of any kind (including any such Lien, claim or restriction imposed by the organizational documents of the Borrower or any Subsidiary, but excluding Permitted Liens other than those identified in Sections 7.15(v) and (vi)), (b) is not subject to any agreement (including (i) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset, and (ii) if applicable, the organizational documents of the Borrower or any Subsidiary) which prohibits or limits the ability of the General Partner, the Borrower or any of their Subsidiaries to create, incur, assume or suffer to exist any Lien upon any assets or Capital Stock of the General Partner, the Borrower or any of their Subsidiaries, and (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which entitles any Person to the benefit of any Lien (but excluding Permitted Liens other than those identified in Sections 7.15(v) and (vi)) on any assets or Capital Stock of the General Partner, the Borrower or any of their Subsidiaries, or would entitle any Person to the benefit of any Lien (but excluding Permitted Liens other than those identified in Sections 7.15(v) and (vi)) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), and (d) is 100% owned in fee simple by the Borrower or a Subsidiary Guarantor.  For the purposes of this Agreement, any Property of a Subsidiary shall not be deemed to be unencumbered unless both (i) such Property and (ii) all Capital Stock of such Subsidiary held by the General Partner or the Borrower is unencumbered.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash then held by the Borrower or any of its consolidated Subsidiaries and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at the lower of cost and fair market value) then held by the Borrower or any of its consolidated Subsidiaries.  As used in this definition, “Unrestricted” means the specified asset is not subject to any Liens or claims of any kind in favor of any Person.

“Value of Unencumbered Assets” means, as of the end of a quarter, the value of all Unencumbered Assets as of such date (other than those that are not approved by the Required Lenders), determined by capitalizing the Property Operating Income for such quarter (as annualized) from such Unencumbered Assets at a rate of 9.0%.  The Required Lenders shall have the right to approve assets which are included in the determination of the Value of Unencumbered Assets.  A Project may be approved by the Required Lenders as an Unencumbered Asset even if it is subject to an agreement which requires the Borrower or one of its Subsidiaries to indemnify a prior owner of such Project for tax liability incurred by such owner in connection with a sale of such Project by Borrower in a taxable transaction prior to the expiration of specified time period, so long as in determining Value of Unencumbered Assets the Borrower’s good faith estimate of such potential indemnification liability is deducted from the value of such Project.  The substitution or addition of new assets shall also be subject to the approval of the Required Lenders.  If an approved asset is acquired during a quarter then Borrower shall be entitled to include pro forma Property Operating Income from such property for the entire quarter in the foregoing calculation.  If an asset is not owned as of the last day of a quarter then no value shall be included based on capitalizing Property Operating Income from such asset.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDIT

2.1.                              Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, subject to the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time prior to the Facility Termination Date, provided that the making of any such Loan will not cause the total of the outstanding principal balance of all Loans (including Swing Line Loans and Competitive Bid

Loans) and the Facility Letter of Credit Obligations to exceed the Aggregate Commitment.  Except for Swing Line Loans and Competitive Bid Loans each Lender shall fund its Percentage of each Advance and no Lender will be required to fund any amount, which when aggregated with such Lender’s Percentage of: (i) all other Advances (other than Competitive Bid Loans) then outstanding, (ii) Facility Letter of Credit Obligations, and (iii) all Swing Line Loans, would exceed such Lender’s Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date.  The Commitments of each Lender to lend hereunder shall expire on the Facility Termination Date.  The Aggregate Commitment may be increased from time to time by the addition of a new Lender or the increase of the Commitment of an existing Lender with the consent of only the Borrower, the Administrative Agent, and the new or existing Lender providing such additional Commitment so long as the Aggregate Commitment does not exceed $700,000,000 less any voluntary reductions pursuant to Section 2.7.  Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit J attached hereto by the Borrower, the Administrative Agent and the new Lender or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof.  On the effective date of each such increase in the Aggregate Commitment, the Borrower and the Administrative Agent shall cause the new or existing Lenders providing such increase to hold its or their Percentage of all ratable Advances outstanding at the close of business on such day, by either funding more than its or their Percentage of new ratable Advances made on such date or purchasing shares of outstanding ratable Loans held by the other Lenders or a combination thereof.  The Lenders agree to cooperate in any required sale and purchase of outstanding ratable Advances to achieve such result.  Borrower agrees to pay all fees associated with the increase in the Aggregate Commitment including any amounts due under Section 4.4 in connection with any reallocation of LIBOR Advances.  In no event will such new or existing Lenders providing the increase be required to fund or purchase a portion of any Competitive Bid Loan or Swingline Loan to comply with this Section on such date.  No Lender shall be required to increase its Commitment in connection with the increase in the Aggregate Commitment herein described.

2.2.                              Final Principal Payment.  Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3.                              Loans.  Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment except for Swing Line Loans which shall be made by the Swing Line Lender in accordance with Section 2.14 and Competitive Bid Loans made in accordance with Section 2.15.  The Advances may be ABR Advances or LIBOR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.10 and 2.11.

2.4.                              Applicable Margins.   The ABR Applicable Margin and the LIBOR Applicable Margin to be used in calculating the interest rate applicable to different Types of Advances shall vary from time to time in accordance with the long-term unsecured debt ratings from Moody’s, and Fitch of the General Partner and the Borrower.  In the event the General Partner and the Borrower have different ratings, the rating of the higher rated entity shall be used.  In the event the rating agencies are split on the rating for the higher rated entity, the lower rating for such entity shall be deemed to be the applicable rating (e.g., if the higher rated entity’s Moody’s debt rating is Baa1, and its Fitch’s rating is BBB, then the Applicable Margins shall be computed based on the Fitch rating), and the Applicable Margins shall be adjusted effective on the next Business Day following any change in the higher rated entity’s Moody’s debt rating, and/or Fitch’s debt rating, as the case may be.  The applicable debt ratings and the Applicable Margins are set forth in the table attached as Exhibit A.  In the event that Fitch or Moody’s shall discontinue their ratings of the REIT industry, the General Partner or the Borrower, a mutually agreeable substitute rating agency (or two mutually agreeable substitute agencies if both existing rating agencies discontinue such ratings) shall be selected by the Required Lenders and the Borrower.  If the Required Lenders and the Borrower cannot agree on a substitute rating agency or substitute rating agencies within thirty (30) days after such discontinuance, or if Fitch and Moody’s shall discontinue their ratings of the REIT industry, the Borrower, or the General Partner, the Applicable Margin to be used for the calculation of interest on Advances hereunder shall be the highest Applicable Margin for each Type.

If a rating agency downgrade or discontinuance results in an increase in the ABR Applicable Margin, the LIBOR Applicable Margin, or Facility Fee Rate and if such downgrade or discontinuance is reversed and the affected Applicable Margin is restored within ninety (90) days thereafter, at the Borrower’s request, the Borrower shall receive a credit against interest next due the Lenders equal to interest accrued from time to time during such period of downgrade or discontinuance and actually paid by the Borrower on the Advances at the differential between such Applicable Margins, and the differential of the Facility Fee paid during such period of downgrade.

If a rating agency upgrade results in a decrease in the ABR Applicable Margin, LIBOR Applicable Margin or Facility Fee Rate and if such upgrade is reversed and the affected Applicable Margin is restored within ninety (90) days thereafter, Borrower shall be required to pay an amount to the Lenders equal to the interest differential on the Advances and the differential on the Facility Fees during such period of upgrade.

2.5.                              Facility Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) calculated at a per annum percentage (“Facility Fee Rate”) of the total Aggregate Commitment.  The Facility Fee Rate shall vary from time to time based on the Borrower’s or General Partner’s long term unsecured debt rating as set forth in the table attached hereto as Exhibit A, and determined in a manner consistent with the provisions of Section 2.4 relating to Applicable Margins, and the Facility Fee shall be payable quarterly in arrears on the last day of each calendar quarter hereafter beginning March 31, 2004 and on the Facility Termination Date.

2.6.                              Other Fees.  The Borrower will pay to Administrative Agent for the benefit of the Lenders on or before the date hereof the fees specified in that certain Fee Letter dated October 16, 2003.

2.7.                              Voluntary Reduction of Aggregate Commitment Amount.  Upon at least fifteen (15) days prior irrevocable written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent, Borrower shall have the right, without premium or penalty, to terminate permanently the Aggregate Commitment in whole or in part provided that (a) Borrower may not reduce the Aggregate Commitment below the Allocated Facility Amount at the time of such requested reduction, and (b) any such partial termination shall be in the minimum aggregate amount of Five Million Dollars ($5,000,000.00) or any integral multiple of Five Million Dollars ($5,000,000.00) in excess thereof.  Any partial termination of the Aggregate Commitment shall be applied pro rata to each Lender’s Commitment.

2.8.                              Minimum Amount of Each Advance.  Each LIBOR Advance shall be in the minimum amount of $2,000,000 (and in multiples of $1,000,000 if in excess thereof), and each ABR Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), provided, however, that any ABR Advance may be in the amount of the unused Aggregate Commitment.

2.9.                              Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all or any part of outstanding ABR Advances upon two Business Days’ prior notice to the Administrative Agent.  The Borrower may from time to time pay a LIBOR Advance, provided a LIBOR Advance may not be paid prior to the last day of the applicable Interest Period unless accompanied by any amount due pursuant to Section 4.4.  A Competitive Bid Loan may not be paid prior to its maturity, provided, however, that if a Competitive Bid Loan becomes due prior to its stated maturity due to acceleration of the Obligations, then payment of such Competitive Bid Loan shall be accompanied by any amount due pursuant to Section 4.4.

2.10.                        Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the Interest Period applicable to each Advance from time to time.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) (i) not later than 10:00 a.m. Chicago time, at least one (1) Business Day before the Borrowing Date of each ABR Advance, (ii) not later than 10:00 a.m. Chicago time, at least three (3) Business Days before the Borrowing Date for each LIBOR Advance, and (iii) not later than 11:00 a.m. Chicago time on the Borrowing Date for each Swing Line Loan, specifying:

(a)                                  the Borrowing Date, which shall be a Business Day, of such Advance,

(b)                                 the aggregate amount of such Advance,

(c)                                  the Type of Advance selected (which must be a ABR Advance in the case of the Swing Line Loans), and

(d)                                 in the case of each LIBOR Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV.  The Lenders shall not be obligated to match fund their LIBOR Advances.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

No Interest Period may end after the Facility Termination Date and, unless all of the Lenders otherwise agree in writing, in no event may there be more than seven (7) different

Interest Periods for LIBOR Advances (other than Competitive Bid Loans) outstanding at any one time.

2.11.                        Conversion and Continuation of Outstanding Advances.  ABR Advances shall continue as ABR Advances unless and until such ABR Advances are converted into LIBOR Advances.  Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into an ABR Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such LIBOR Advance continue as a LIBOR Advance for the same or another Interest Period.  Subject to the terms of Section 2.8, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type of Advance; provided that any conversion of any LIBOR Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a LIBOR Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into an ABR Advance, or three Business Days, in the case of a conversion into or continuation of a LIBOR Advance, prior to the date of the requested conversion or continuation, specifying:

(i)                                     the requested date which shall be a Business Day, of such conversion or continuation;

(ii)                                  the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii)                               the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Advance, the duration of the Interest Period applicable thereto.

2.12.                        Changes in Interest Rate, Etc.  Each ABR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Advance into a ABR Advance pursuant to Section 2.11 to but excluding the date it becomes due or is converted into a LIBOR Advance pursuant to Section 2.11 hereof, at a rate per annum equal to the ABR Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a ABR Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each LIBOR Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Advance.

2.13.                        Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.10, 2.11 or 2.12, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no

Advance may be made as, converted into or continued beyond its current term as a LIBOR Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each LIBOR Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each ABR Advance shall bear interest at a rate per annum equal to the ABR Rate otherwise applicable to the ABR Advance plus 2% per annum and the Facility Letter of Credit Fee shall increase by 2% per annum; provided that such rates and increase in the Facility Letter of Credit Fee shall become applicable automatically without notice to the Borrower or an election or action by the Administrative Agent or any Lender if a Default occurs under Section 8.7 or Section 8.8, or a Default occurs relating to the payment of principal or interest, unless waived by the Required Lenders.

2.14.                        Swing Line Loans.  In addition to the other options available to Borrower hereunder, up to $40,000,000 of the Swing Line Lender’s Commitment shall be available for Swing Line Loans subject to the following terms and conditions.  Swing Line Loans shall be made available for same day borrowings provided that notice is given in accordance with Section 2.10 hereof.  All Swing Line Loans shall bear interest at the ABR Rate.  In no event shall the Swing Line Lender be required to fund a Swing Line Loan if it would increase the total aggregate outstanding Loans by Swing Line Lender hereunder plus its Percentage of Facility Letter of Credit Obligations to an amount in excess of its Commitment or if it would cause the Allocated Facility Amount to exceed the Aggregate Commitment.  Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) day after the Borrowing Date for such Swing Line Loan.  In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Loan in the amount of such Lender’s Percentage of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan.  Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.14 (provided such notice is given by 10:00 A.M. Chicago time), each Lender shall make available its required Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV.  Revolving Loans made pursuant to this Section 2.14 shall initially be ABR Loans and thereafter may be continued as ABR Loans or converted into LIBOR Loans in the manner provided in Section 2.11 and subject to the other conditions and limitations set forth in this Article II.  Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.1 or 5.2 had not then been satisfied, such Lender’s obligation to make Loans pursuant to this Section 2.14 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever.  In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.14, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.14, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such payment not made by such Lender, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.  Swing Line Loans may be outstanding for a maximum of ten (10) days during any calendar month.  On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.15.                        Competitive Bid Loans.

(a)                                  Competitive Bid Option.  In addition to ratable Advances pursuant to Section 2.3, but subject to the terms and conditions of this Agreement (including, without limitation the limitation set forth in Section 2.1 as to the maximum amount of all Loans not exceeding the Aggregate Commitment), the Borrower may, as set forth in this Section 2.15, request the Lenders, prior to the Facility Termination Date, to make offers to make Competitive Bid Loans to the Borrower.  Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.15.  Competitive Bid Loans shall be evidenced by the Competitive Bid Notes.

(b)                                 Competitive Bid Quote Request.  When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.15, it shall transmit to the Administrative Agent by telecopy a Competitive Bid Quote Request substantially in the form of Exhibit C-1 hereto so as to be received no later than (i) 10:00 a.m. (Chicago time) at least five Business Days prior to the Borrowing Date proposed therein, in the case of a request for a Competitive LIBOR Margin or (ii) 9:00 a.m. (Chicago time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of a request for an Absolute Rate specifying:

(i)                                     the proposed Borrowing Date for the proposed Competitive Bid Loan,

(ii)                                  the requested aggregate principal amount of such Competitive Bid Loan which must be at least $10,000,000 and an integral multiple of $1,000,000,

(iii)                               whether the Competitive Bid Quotes requested are to set forth a Competitive LIBOR Margin or an Absolute Rate, or both, and

(iv)                              the LIBOR Interest Period, if a Competitive LIBOR Margin is requested, or the Absolute Interest Period, if an Absolute Rate is requested.

The Borrower may request offers to make Competitive Bid Loans for more than one (but not more than five) Interest Periods in a single Competitive Bid Quote Request.  No Competitive Bid

Quote Request shall be given within five Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request.  A Competitive Bid Quote Request that does not conform substantially to the form of Exhibit C-1 hereto shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopy.

(c)                                  Invitation for Competitive Bid Quotes.  Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.15(b), the Administrative Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C-2 hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.15.

(d)                                 Submission and Contents of Competitive Bid Quotes.

(i)                                     Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes.  Each Competitive Bid Quote must comply with the requirements of this Section 2.15(d) and must be submitted to the Administrative Agent by telex or telecopy at its offices not later than (a) 9:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a request for a Competitive LIBOR Margin or (b) 9:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and rate as the Borrower and the Administrative Agent may agree); provided that Competitive Bid Quotes submitted by the Administrative Agent may only be submitted if the Administrative Agent notifies the Borrower of the terms of the Offer or Offers contained therein no later than 60 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders.  Subject to the Borrower’s compliance with all other conditions to disbursement herein, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii)                                  Each Competitive Bid Quote shall be in substantially the form of Exhibit C-3 hereto and shall in any case specify:

(1)                                  the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,

(2)                                  the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (x) may be greater than, less than or equal to the Commitment of the quoting Lender, (y) must be at least $5,000,000 and an integral multiple of $1,000,000, and (z) may not exceed the principal amount of Competitive Bid Loans for which offers are requested,

(3)                                  as applicable, the Competitive LIBOR Margin and Absolute Rate offered for each such Competitive Bid Loan,

(4)                                  the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower, and

(5)                                  the identity of the quoting Lender, provided that such Competitive Bid Loan may be funded by such Lender’s Designated Lender as provided in Section 2.15(j), regardless of whether that is specified in the Competitive Bid Quote.

(iii)                               The Administrative Agent shall reject any Competitive Bid Quote that:

(1)                                  is not substantially in the form of Exhibit C-3 hereto or does not specify all of the information required by Section 2.15(d)(ii),

(2)                                  contains qualifying, conditional or similar language, other than any such language contained in Exhibit C-3 hereto,

(3)                                  proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or

(4)                                  arrives after the time set forth in Section 2.15(d)(i).

If any Competitive Bid Quote shall be rejected pursuant to this Section 2.15(d)(iii), then the Administrative Agent shall notify the relevant Lender of such rejection as soon as practical.

(e)                                  Notice to Borrower.  The Administrative Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.15(d) and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request.  Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote.  The Administrative Agent’s notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive LIBOR Margins or Absolute Rate, as the case may be, so offered.

(f)                                    Acceptance and Notice by Borrower.  Not later than (i) 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date in the case of a request for a Competitive LIBOR Margin or (ii) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.15(e); provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers.  In the case of acceptance, such notice (a “Competitive Bid Borrowing Notice”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.15(d)(iii)); provided that:

(i)                                     the aggregate principal amount of all Competitive Bid Loans to be disbursed on a given Borrowing Date may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

(ii)                                  acceptance of offers may only be made on the basis of ascending Competitive LIBOR Margins or Absolute Rates, as the case may be, and

(iii)                               the Borrower may not accept any offer that is described in Section 2.15(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g)                                 Allocation by Administrative Agent.  If offers are made by two or more Lenders with the same Competitive LIBOR Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers provided, however, that no Lender shall be allocated any Competitive Bid Loan which is less than the minimum amount which such Lender has indicated that it is willing to accept.  Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.  The Administrative Agent shall promptly, but in any event on the same Business Day, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the principal amounts of the Competitive Bid Loans allocated to each participating Lender.

(h)                                 Administration Fee.  The Borrower hereby agrees to pay to the Administrative Agent an administration fee of $2,500 per each Competitive Bid Quote Request transmitted by the Borrower to the Administrative Agent pursuant to Section 2.15(b).  Such administration fee shall be payable monthly in arrears on the first Business Day of each month and on the Maturity Date (or such earlier date on which the Aggregate Commitment shall terminate or be cancelled) for any period then ending for which such fee, if any, shall not have been theretofore paid.

(i)                                     Other Terms.  Any Competitive Bid Loan shall not reduce the Commitment of the Lender making such Competitive Bid Loan, and each such Lender shall continue to be obligated to fund its full Percentage of all pro rata Advances under the Facility.  In no event can the aggregate amount of all Competitive Bid Loans at any time exceed fifty percent (50%) of the then Aggregate Commitment.  Competitive Bid Loans shall not be prepaid prior to the end of the applicable Interest Period.  Competitive Bid Loans may not be continued and, if not repaid at the end of the Interest Period applicable thereto, shall (subject to the conditions set forth in this

Agreement) be replaced by new Competitive Bid Loans made in accordance with this Section 2.15 or by ratable Advances in accordance with Section 2.11.

(j)                                     Designated Lenders.  A Lender may designate its Designated Lender to fund a Competitive Bid Loan on its behalf as described in Section 2.15(d)(ii)(5).  Any Designated Lender which funds a Competitive Bid Loan shall on and after the time of such funding become the obligee under such Competitive Bid Loan and be entitled to receive payment thereof when due.  No Lender shall be relieved of its obligation to fund a Competitive Bid Loan, and no Designated Lender shall assume such obligation, prior to the time such Competitive Bid Loan is funded.

2.16.                        Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall be applied by the Administrative Agent among the Lenders in accordance with the class or type of Obligation being paid.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender promptly, which payment is expected to be made to such Lender by the close of business on the same Business Day received by Administrative Agent if received by noon (local time) but shall in any event not be made to such Lender later than the next Business Day, provided that the Administrative Agent shall pay to each such Lender interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) the rate of interest applicable to such Loans, from the Business Day such funds are received by the Administrative Agent in immediately available funds (provided, if such funds are not received by the Administrative Agent by noon (local time), such period shall commence on the Business Day immediately following the day such funds are received) until such funds are paid to each such Lender.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of any of the Obligations as it becomes due hereunder.

2.17.                        Notes; Telephonic Notices.  Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note.  Each Lender’s books and records, including without limitation, the information, if any, recorded by the Lender on the Schedule attached to its Note, shall be deemed to be prima facia correct.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation signed by an Authorized Officer of each telephonic notice, if such confirmation is requested by the Administrative Agent or any Lender.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.18.                        Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each ABR Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such ABR Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any ABR Advance converted into a LIBOR Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each LIBOR Advance shall be payable on the last day of its applicable Interest Period, on any date on which such LIBOR Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each LIBOR Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest, Facility Fees and Facility Letter of Credit Fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.19.                        Notification of Advances, Interest Rates and Prepayments.  Promptly after receipt thereof (but in no event later than one Business Day prior to the proposed Borrowing Date for a ABR Advance or three Business Days prior to the proposed Borrowing Date for a LIBOR Advance) the Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.20.                        Lending Installations.  Each Lender may book its Loans and its participation in Facility Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation.  Each Lender may, by written or telex notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it or Facility Letters of Credit will be issued by it and for whose account Loan payments or payments with respect to Facility Letters of Credit are to be made.

2.21.                        Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.22.                        Usury.  This Agreement and each Note are subject to the express condition that at no time shall the Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender (including the Swing Line Lender or any Designated Lender) to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If by the terms of this Agreement or the Loan Documents, the Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to a Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.23.                        Applications of Moneys Received.  All moneys collected or received by the Administrative Agent on account of the Facility directly or indirectly, shall be applied in the following order of priority:

(i)                                                                                     to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;

(ii)                                                                                  to the reimbursement of any yield protection due to the Lenders in accordance with Section 4.1;

(iii)                                                                               to the payment of any fee due pursuant to Section 3.8(b) in connection with the issuance of a Facility Letter of Credit to the Issuing Bank, to the payment of the Facility Fee to the Lenders, if then due, in accordance with their respective Percentages and to the payment of the Administrative Agent’s Fee to the Administrative Agent if then due;

(iv)                                                                              (a) in case the entire unpaid principal of the Loan shall not have become due and payable, the whole amount received as interest and Facility Letter of Credit Fee then due to the Lenders (other than a Defaulting Lender) as their respective Percentages appear (except to the extent there are Swing Line Loans or Competitive Bid Loans outstanding in which event the full amount of interest attributable to the Swing Line Loans and Competitive Bid Loans shall be payable to the Swing Line Lender and Competitive Bid Lenders, respectively, unless the Swing Line Lender or Competitive Bid

Lender shall be a Defaulting Lender), together with the whole amount, if any, received as principal first to the Swing Line Lender, unless the Swing Line Lender shall be a Defaulting Lender, to repay any outstanding Swing Line Loans and then to the Lenders as their respective Funded Percentages appear, or (b) in case the entire unpaid principal of the Loan shall have become due and payable, as a result of a Default or otherwise, to the payment of the whole amount then due and payable on the Loan for principal, together with interest thereon at the Default Rate or the interest rate, as applicable, to the Swing Line Lender, unless the Swing Line Lender shall be a Defaulting Lender, for all such amounts due in connection with Swing Line Loans and then to the Lenders (other than a Defaulting Lender) as their respective Funded Percentages appear until paid in full and then to the Letter of Credit Collateral Account until the full amount of Facility Letter of Credit Obligations is on deposit therein; and

(v)                                                                                 to the payment of any sums due to each Defaulting Lender as their respective Percentages appear (provided that Administrative Agent shall have the right to set-off against such sums any amounts due from such Defaulting Lender).

2.24.                        Extension of Facility Termination Date.  Provided no Default or Unmatured Default has occurred and is continuing the Borrower may request a one-year extension of the Facility Termination Date by submitting a request for an extension to the Agent (an “Extension Request”) no more than 90 and no fewer than 30 days prior to the third anniversary of the closing of this Agreement.  Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender thereof and shall request each Lender to approve the Extension Request.  Each Lender approving the Extension Request shall deliver its written consent no later than 15 days prior to such third anniversary of the closing of this Agreement.  If the consent of the Required Lenders is received by the Administrative Agent, the Facility Termination Date shall be extended by one year in the case of Lenders which approved such Extension Request (the “Consenting Lenders”) and the Administrative Agent shall promptly notify the Borrower and each Lender of the new Facility Termination Date and the Consenting Lenders to which the same is applicable.  In the event all Lenders do not approve an Extension Request in accordance with the foregoing, then the Borrower, at its option and as a condition to the extension of the Facility Termination Date by the Consenting Lenders, with respect to any Lender that did not agree to the Extension Request (each, a “Non-Consenting Lender”), may either (a) replace any such Non-Consenting Lender in accordance with the requirements of Section 13.3 hereof or (b) pay any such Non-Consenting Lender’s Outstanding Credit Exposure (including cash collateralizing such Lender’s Percentage of outstanding Facility Letter of Credit Obligations) on or before the Facility Termination Date as originally scheduled with a corresponding termination of the Aggregate Commitments under Section 2.7 hereof.  It shall be an additional condition precedent to any extension of the Facility Termination Date pursuant hereto that the Borrower shall have paid, on or before the original Facility Termination Date a fee to the Administrative Agent for the ratable account of each Consenting Lender equal to the Extension Fee.

ARTICLE III

THE LETTER OF CREDIT SUBFACILITY

3.1.                              Obligations to Issue.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower and the General Partner herein set forth, the Issuing Bank hereby agrees to issue for the account of Borrower, one or more Facility Letters of Credit in accordance with this Article III, and to renew, extend, increase, decrease, or otherwise modify each Facility Letter of Credit (“Modify”, and each such action, a “Modification”) from time to time during the period commencing on the date hereof and ending on the Business Day prior to the Facility Termination Date.  Any Lender shall have the right to decline to be the Issuing Bank for a Facility Letter of Credit provided that if no other Lender agrees to be the Issuing Bank then Administrative Agent shall agree to do so.

3.2.                              Types and Amounts.  The Issuing Bank shall not have any obligation to:

(i)                                                                                     issue or Modify any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit or Modification requested hereunder shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii)                                                                                  issue or Modify any Facility Letter of Credit if, after giving effect thereto, the Facility Letter of Credit Obligations would exceed $40,000,000 or the Allocated Facility Amount would exceed the Aggregate Commitment;

(iii)                                                                               issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date which is after the Facility Termination Date; or

(iv)                                                                              issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date which is more than fifteen (15) months after the date of its issuance.

3.3.                              Conditions.  In addition to being subject to the satisfaction of the conditions contained in Section 5.2 hereof, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)                                                                                     the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

(ii)                                                                                  as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter or Credit in particular; and

(iii)                                                                               there shall not exist any Default or Unmatured Default.

3.4.                              Procedure for Issuance of Facility Letters of Credit.

(a)                                  Borrower shall give the Issuing Bank and the Administrative Agent at least five (5) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”) (except that, in lieu of such written notice, the Borrower may give the Issuing Bank and the Administrative Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Bank and the Administrative Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an authorized officer, or (B) of a telex containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested date of issuance) of the written notice required hereunder containing the original signature of an authorized officer); such notice shall specify:

(1)          the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);

(2)          the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);

(3)          the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the earlier of fifteen months after the Issuance Date and the Facility Termination Date):

(4)          the purpose for which such Facility Letter of Credit is to be issued; and

(5)          the Person for whose benefit the requested Facility Letter of Credit is to be issued.

At the time such request is made, the Borrower shall also provide the Administrative Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit that the Borrower is requesting be issued, which shall be subject to the approval of the Issuing Bank and Administrative Agent.  Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than 2:00 p.m. (Chicago time) on the last Business Day on which notice can be given under this Section 3.4(a).  Administrative Agent shall promptly give a copy of the Letter of Credit Request to the other Lenders.

(b)                                 Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, such Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices (including the execution of a letter of credit application on the Issuing Bank’s standard forms) unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from a Lender, which complies with the provisions of Section 3.11(a), or (iii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 3.2.

(c)                                  The Issuing Bank shall give the Administrative Agent and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”) and Administrative Agent shall promptly give a copy of the Issuance Notice to the other Lenders.

(d)                                 The Issuing Bank shall not extend or modify any Facility Letter of Credit unless the requirements of this Section 3.4 are met as though a new Facility Letter of Credit was being requested and issued.

3.5.                              Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility Letter of Credit of any demand for payment under such Facility Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the Issuing Bank as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the Issuing Bank to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Facility Letter of Credit.  The Issuing Bank shall endeavor to exercise the same care in the issuance and administration of the Facility Letter of Credits as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the Issuing Bank, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the Issuing Bank on demand for (i) such Lender’s Percentage of the amount of each payment made by the Issuing Bank under each Facility Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 3.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the Issuing Bank’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to ABR Advances.

3.6.                              Reimbursement by Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on or before the applicable LC Payment Date for any amounts to be paid by the Issuing Bank upon any drawing under any Facility Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Facility Letter of Credit issued by it complied with the terms of such Facility Letter of Credit or (ii) the Issuing Bank’s failure to pay under any Facility Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility Letter of Credit.  All such amounts paid by the Issuing Bank and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to ABR Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to ABR Advances for such day if such day falls after such LC Payment Date.  The Issuing Bank will pay to each Lender ratably in accordance with its Percentage all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility Letter of Credit issued by the Issuing Bank, but only to the extent such Lender has made payment to the Issuing Bank in respect of such Facility Letter of Credit pursuant to Section 3.5.  Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.10 and the satisfaction of the applicable conditions precedent set forth in Article V), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

3.7.                              Obligations Absolute.  The Borrower’s obligations under Section 3.6 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank, any Lender or any beneficiary of a Facility Letter of Credit.  The Borrower further agrees with the Issuing Bank and the Lenders that the Issuing Bank and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility Letter of Credit or any financing institution or other party to whom any Facility Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility Letter of Credit or any such transferee.  The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility Letter of Credit.  The Borrower agrees that any action taken or omitted by the Issuing Bank or any Lender under or in connection with each Facility Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the Issuing Bank or any Lender under any liability to the Borrower.  Nothing in this Section 3.7 is intended to limit the right of the Borrower to make a claim against the Issuing Bank for damages as contemplated by the proviso to the first sentence of Section 3.6.

3.8.                              Actions of Issuing Bank.  The Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any Facility Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank.  The Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Notwithstanding any other provision of this Article 3.8, the Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility Letter of Credit.

3.9.                              Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each Lender, the Issuing Bank and the Administrative Agent, and their respective directors, officers, agents, attorneys, professional advisors and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the Issuing Bank, the Administrative Agent or their respective directors, officers, agents, attorneys, professional advisors and employees, may incur (or which may be claimed against such Lender, the Issuing Bank or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility Letter of Credit or any actual or proposed use of any Facility Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the Issuing Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the Issuing Bank issuing any Facility Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Issuing Bank, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the Issuing Bank or the Administrative Agent or their respective directors, officers, agents, attorneys, professional advisors and employees for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Facility Letter of Credit complied with the terms of such Facility Letter of Credit or (y) the Issuing Bank’s failure to pay under any Facility Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Facility Letter of Credit.  Nothing in this Section 3.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

3.10.                        Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Percentage, indemnify the Issuing Bank, its affiliates and their respective directors, officers, agents, attorneys, professional advisors and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the Issuing Bank’s failure to pay under any Facility Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Facility Letter of Credit) that such indemnitees may suffer or incur in connection with this Article III or any action taken or omitted by such indemnitees hereunder.

3.11.                        Participation.

(a)                                  Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit or Modification in accordance with the procedures set forth in Section 3.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided that a Letter of Credit issued by the Issuing Bank shall not be deemed to be a Facility Letter of Credit for purposes of this Section 3.11 if the Issuing Bank shall have received written notice from any Lender on or before the Business Day prior to the date of its issuance of such Letter of Credit that one or more of the conditions contained in Section 5.2 is not then satisfied, and in the event the Issuing Bank receives such a notice it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Lender or the Issuing Bank receives a notice from the Administrative Agent that such condition has been effectively waived in accordance with the provisions of this Agreement.  Each Lender’s obligation to make further Loans to the Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or issue any letters of credit on behalf of Borrower shall be reduced by such Lender’s pro rata share of each Facility Letter of Credit outstanding.

(b)                                 Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Percentage thereof.

(c)                                  Upon the request of the Administrative Agent or any Lender, an Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which that Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or Lender.

(d)                                 The obligations of a Lender to make payments to the Administrative Agent for the account of each Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

3.12.                        Compensation for Facility Letters of Credit.

(a)                                  The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, based upon the Lenders’ respective Percentages, a per annum fee (the “Facility Letter of Credit Fee”) with respect to each Facility Letter of Credit that is equal to the LIBOR

Applicable Margin in effect from time to time.  The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall be due and payable in arrears in equal installments on each Payment Date and, to the extent any such fees are then due and unpaid, on the Facility Termination Date.  The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Lenders in accordance with their Percentages thereof.

(b)                                 The Issuing Bank also shall have the right to receive solely for its own account an issuance fee of 0.15% of the face amount of each Facility Letter of Credit, payable by the Borrower on the Issuance Date for each such Facility Letter of Credit.  The Issuing Bank shall also be entitled to receive its reasonable out-of-pocket costs and the Issuing Bank’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.

3.13.                        Letter of Credit Collateral Account.  The Borrower hereby agrees that it will, until the Facility Termination Date, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIV, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the ratable benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 9.1.  Such Letter of Credit Collateral Account shall be funded to the extent required by Section 9.1.  In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a properly perfected security interest in and to the Letter of Credit Collateral Account, any funds that may hereafter be on deposit in such account and the proceeds thereof.

ARTICLE IV

CHANGE IN CIRCUMSTANCES

4.1.                              Yield Protection.

If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the Issuing Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)                                  subjects any Lender or any applicable Lending Installation or the Issuing Bank to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or any applicable Lending Installation or the Issuing Bank in respect of its LIBOR Loans, Facility Letters of Credit or participations therein, or

(b)                                 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the Issuing Bank (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Advances), or

(c)                                  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the Issuing Bank of making, funding or maintaining its LIBOR Loans, or of issuing or participating in Facility Letters of Credit, or reduces any amount receivable by any Lender or any applicable Lending Installation or the Issuing Bank in connection with its LIBOR Loans, Facility Letters of Credit or participations therein, or requires any Lender or any applicable Lending Installation or the Issuing Bank to make any payment calculated by reference to the amount of LIBOR Loans, Facility Letters of Credit or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the Issuing Bank as the case may be, and the result of any of the foregoing would be to increase the cost to such Lender or applicable Lending Installation or the Issuing Bank, as the case may be, of making or maintaining its LIBOR Loans or Commitment or of issuing or participating in Facility Letters of Credit or to reduce the return received by such Lender or applicable Lending Installation or the Issuing Bank, as the case may be, in connection with such LIBOR Loans, Commitment, Facility Letters of Credit or participations therein, then, within 15 days after demand by such Lender or the Issuing Bank, as the case may be, the Borrower shall pay such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such increased cost or reduction in amount received.

4.2.                              Changes in Capital Adequacy Regulations.

If a Lender or the Issuing Bank in good faith determines the amount of capital required or expected to be maintained by such Lender or the Issuing Bank, any Lending Installation of such Lender or the Issuing Bank or any corporation controlling such Lender or the Issuing Bank is increased as a result of a Change (as hereinafter defined), then, within 15 days after demand by such Lender or the Issuing Bank, the Borrower shall pay such Lender or the Issuing Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the Issuing Bank in good faith determines is attributable to this Agreement, its Outstanding Credit Exposure or its obligation to make Loans and issue or participate in Facility Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or the Issuing Bank’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the Issuing Bank or any Lending Installation or any corporation controlling any Lender or the Issuing Bank.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

4.3.                              Availability of Types of Advances.

If any Lender in good faith determines that maintenance of any of its LIBOR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall suspend the availability of the affected Type of Advance and require any LIBOR Advances of the affected Type to be repaid; or if the Required Lenders in good faith determine that (i) deposits of a type or maturity appropriate to match fund LIBOR Advances are not available, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a LIBOR Advance of such Type, then, the Administrative Agent shall suspend the availability of the affected Type of Advance with respect to any LIBOR Advances made after the date of any such determination.  If the Borrower is required to so repay a LIBOR Advance, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Alternate Base Rate.

4.4.                              Funding Indemnification.

If any payment of a ratable LIBOR Advance or a Competitive Bid Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Advance or a Competitive Bid Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 4.3, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the ratable LIBOR Advance or Competitive Bid Loan, as the case may be, and shall pay all such losses or costs within fifteen (15) days after written demand therefor.  Nothing in this Section 4.4 shall authorize the prepayment of a Competitive Bid Loan prior to the end of the applicable Interest Period.

4.5.                              Taxes.

(i)                                                                                     All payments by the Borrower to or for the account of any Lender, the Issuing Bank or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Lender, the Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii)                                                                                  In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii)                                                                               The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 4.5) paid by the Administrative Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days after the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 4.6.

(iv)                                                                              Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)                                                                                 For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by the United States.

(vi)                                                                              Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(vii)                                                                           If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 4.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

4.6.                              Lender Statements; Survival of Indemnity.

To the extent possible in the exercise of any Lender’s good faith discretion, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Loans to reduce any liability of the Borrower to such Lender under Sections 4.1, 4.2 and 4.5 or to avoid the unavailability of Advances under Section 4.3, so long as such designation does not reduce such Lender’s income or increase such Lender’s liabilities.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 4.1, 4.2, 4.4 or 4.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 4.1, 4.2, 4.4 and 4.5 shall survive payment of the Obligations and termination of this Agreement.

4.7.                              Replacement of Lenders under Certain Circumstances.

The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 4.5, or (b) cannot maintain its LIBOR Loans at a suitable Lending Installation pursuant to Section 4.6, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the remaining Lenders, (ii) no Default or (after notice thereof to Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 4.4 and 4.6 if any LIBOR Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall continue to pay all amounts payable hereunder without setoff, deduction, counterclaim or withholding and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

ARTICLE V

CONDITIONS PRECEDENT

5.1.                              Effective Date.  This Agreement shall not become effective, and the Lenders shall not be required to make the initial Credit Extension hereunder unless (a) the Borrower shall have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) the Borrower shall have complied with the requirements below and furnished to the Administrative Agent, in form and substance satisfactory to the Lenders and their counsel and with sufficient copies for the Lenders, the following:

(i)                                                                                     The duly executed originals of the Loan Documents, including the Notes, payable to the order of each of the Lenders, the Guaranty and this Agreement;

(ii)                                                                                  Certified copies of the articles of incorporation of the General Partner and the certificate of limited partnership of the Borrower, both with all amendments and certified by the appropriate governmental officer of the State of Indiana as of a recent date, as well as any other information required by Section 326 of the USA PATRIOT Act or necessary for the Administrative Agent or any Lender to verify the identity of the General Partner and Borrower as required by Section 326 of the USA PATRIOT Act;

(iii)                                                                               Certificates of good standing for the General Partner and the Borrower, certified by the appropriate governmental officer of the State of Indiana, and if requested by Administrative Agent, foreign qualification certificates for the General Partner and the Borrower, certified by the appropriate governmental officer, for each jurisdiction where the failure to so qualify or be licensed (if required) would have a Material Adverse Effect;

(iv)                                                                              Copies, certified by an officer of the General Partner, of (1) its formation documents (including by-laws), together with all amendments thereto and (2) the formation documents (including the Partnership Agreement) of the Borrower, together with all amendments thereto;

(v)                                                                                 An incumbency certificate, executed by an officer of the General Partner, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(vi)                                                                              Copies, certified by the Secretary or Assistant Secretary, of the General Partner’s Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the Advances provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by the General Partner and the Borrower hereunder;

(vii)                                                                           A written opinion of the General Partner and the Borrower’s counsel, addressed to the Lenders in substantially the form of Exhibit D hereto;

(viii)                                                                        A certificate, signed by an officer of the General Partner on behalf of the Borrower and for itself, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of the General Partner and the Borrower are true and correct as of the initial Borrowing Date, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(ix)                                                                                The most recent financial statements of the General Partner and the Borrower and a certificate from an officer of the General Partner that no material adverse change in the General Partner’s or the Borrower’s financial condition has occurred since September 30, 2003 ;

(x)                                                                                   UCC financing statement, judgment, and tax lien searches with respect to the General Partner and the Borrower from their states of organization and the states where they have their principal place of business;

(xi)                                                                                Evidence of sufficient Unencumbered Assets (which evidence if requested by Administrative Agent may include mortgage releases and title policies) to assist the Administrative Agent in determining the Borrower’s compliance with the covenants set forth in Article VII herein;

(xii)                                                                             Written money transfer instructions, in substantially the form of Exhibit E hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(xiii)                                                                          Evidence that all parties whose consent is required for Borrower or General Partner to execute the Loan Documents have provided such consents;

(xiv)                                                                         The Administrative Agent shall have determined that (i) since October 16, 2003 there is an absence of any material adverse change or disruption in primary or secondary loan syndication markets, financial markets or in capital markets generally that would likely impair syndication of the Loans hereunder and (ii) the Borrower has fully cooperated with the Administrative Agent’s syndication efforts including, without limitation, by providing the Administrative Agent with information regarding the Borrower’s operations and prospects and such other information as the Administrative Agent deems necessary to successfully syndicate the Loans hereunder;

(xv)                                                                            Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be acceptable to the parties and their respective counsel.

Until such time as the foregoing conditions are satisfied and the initial disbursement hereunder has been made, the Existing Credit Agreement shall remain in effect.  From and after the satisfaction of such conditions, this Agreement shall be in effect and each of the new Lenders that are parties to this Agreement shall be added as Lenders and the Commitments of all Lenders shall be as set forth on the signature pages.

5.2.                              Each Credit Extension.  The Lenders shall not be required to make any Credit Extension (including Swing Line Loans) other than an Advance or Swing Line Loan that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances (including Swing Line Loans) and Competitive Bid Loans, unless on the applicable Borrowing Date:

(i)                                                                                     There exists no Default or Unmatured Default;

(ii)                                                                                  The representations and warranties contained in Article VI are true and correct as of such Borrowing Date with respect to the General Partner, the Borrower and to any Subsidiary in existence (as applicable) on such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date provided that for those representations made to the Borrower’s best knowledge, Borrower shall not be required to make any specific inquiry to determine the accuracy of a representation and warranty as of a Borrowing Date, as long as such inquiry is made on a quarterly basis in connection with the delivery of its quarterly compliance certificate; and

(iii)                                                                               All legal matters incident to the making of such Advance (including Swing Line Loans) shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice or request for issuance of a Facility Letter of Credit with respect to each such Credit Extension (including Swing Line Loans) shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(i) and (ii) have been satisfied.  Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit F hereto (including all schedules or exhibits) as a condition to making an Advance (including Swing Line Loans); provided that the calculations contained therein shall be based on the most recent quarterly information available.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The General Partner and the Borrower each respectively (unless otherwise noted) represents and warrants to the Lenders that:

6.1.                              Existence.  It is duly organized, validly existing and in good standing under the laws of the State of Indiana, with its principal place of business in Indianapolis, Indiana and is duly qualified as a foreign corporation or partnership, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.  Each of its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.2.                              Authorization and Validity.  It has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder.  The execution and delivery by it of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of, respectively, the General Partner or the Borrower enforceable against such entity in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

6.3.                              No Conflict; Government Consent.  Neither the execution and delivery by it of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on, respectively, the General Partner or the Borrower or any of such entity’s Material Subsidiaries or such entity’s or any Material Subsidiary’s articles of incorporation, by-laws, certificate of limited partnership or partnership agreement or the provisions of any indenture, instrument or agreement to which such entity or any of its Material Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of such entity or a Material Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

6.4.                              Financial Statements; Material Adverse Change.  The September 30, 2003 consolidated financial statements of the General Partner, the Borrower and their Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the General Partner, the Borrower and their Subsidiaries at such date and the consolidated results of their operations for the period then ended.  Since September 30, 2003, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the General Partner, the Borrower and their Subsidiaries which could have a Material Adverse Effect.

6.5.                              Taxes.  It and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by, respectively, the General Partner or the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of the General Partner, the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

6.6.                              Litigation and Guarantee Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of its officers, threatened against or affecting the General Partner, the Borrower or any of their Subsidiaries which could have a Material Adverse Effect.  It has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 7.1.

6.7.                              Subsidiaries.  Schedule 1 hereto contains an accurate list of all of the presently existing Subsidiaries of such entity, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by it or its Subsidiaries.  All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

6.8.                              ERISA.  The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000.  Neither it nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither it nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

6.9.                              Accuracy of Information.  All factual information furnished by or on behalf of such entity or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of such entity or any of its Subsidiaries to the Administrative Agent or any Lender will be, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

6.10.                        Margin Stock.  It does not hold any margin stock (as defined in Regulation U).

6.11.                        Material Agreements.  Neither it nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could have a Material Adverse Effect.  Neither it nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

6.12.                        Compliance With Laws.  It and its Subsidiaries have complied, to the best of their knowledge, with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.  Neither it nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

6.13.                        Ownership of Properties.  On the date of this Agreement, it and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 7.15, to all of the Property and assets reflected in the financial statements as owned by it.

6.14.                        Investment Company Act.  Neither it nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.15.                        Public Utility Holding Company Act.  Neither it nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.16.                        Solvency.  (i) Immediately after the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the General Partner, the Borrower and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the General Partner, the Borrower and their Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the General Partner, the Borrower and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the General Partner, the Borrower and their Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the General Partner, the Borrower and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the General Partner, the Borrower and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii)                                  It does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

6.17.                        Insurance.  It and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are at least comparable to the coverage currently maintained by Borrower and its Subsidiaries as evidenced by insurance certificates provided to Administrative Agent, including, without limitation:

(i)                                                             Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Project;

(ii)                                                          Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and

(iii)                                                       Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

6.18.                        REIT Status.  The General Partner is in good standing on the New York Stock Exchange, is qualified as a real estate investment trust and currently is in compliance with all provisions of the Code applicable to qualification as a real estate investment trust.

6.19.                        Environmental Matters.  Each of the following representations and warranties is true and correct on and as of the Closing Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)                                                                                     To the best knowledge of, respectively, the General Partner or the Borrower, the Projects of such entity and its Subsidiaries do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws.  In making this statement, General Partner and Borrower are assuming (except to the extent that either of them has actual knowledge to the contrary) that any Person handling any Materials of Environmental Concern at any Project will do so in a reasonable manner and in accordance with all legal requirements.

(ii)                                                                                  To the best knowledge of such entity, the Projects of such entity and its Subsidiaries and all operations at the Projects are in compliance, and have in the last two years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Projects of such entity and its Subsidiaries, or violation of any Environmental Law with respect to the Projects of such entity and its Subsidiaries.

(iii)                                                                               Neither it nor any of its Subsidiaries has received from any governmental authority any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does it have knowledge or reason to believe that any such notice will be received or is being threatened, nor has any proceeding been brought or complaint filed by any party alleging any such violation, non-compliance, liability or potential liability.

(iv)                                                                              To the best knowledge of such entity, Materials of Environmental Concern have not been transported or disposed of from the Projects of such entity and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of such entity and its Subsidiaries in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.

(v)                                                                                 No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of such entity, threatened, under any Environmental Law to which such entity or any of its Subsidiaries is or will be named as a party with respect to the Projects of such entity and its Subsidiaries, nor to Borrower’s knowledge are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of such entity and its Subsidiaries.

(vi)                                                                              To the best knowledge of such entity, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of such entity and its Subsidiaries, or arising from or related to the operations of such entity and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.20.                        Unencumbered Assets.  Schedule 3 hereto contains a complete and accurate description of Unencumbered Assets as of the Closing Date and as supplemented from time to time in connection with the delivery of a compliance certificate pursuant to Section 7.1 hereof, including the entity that owns each Unencumbered Asset.  With respect to each Project identified from time to time as an Unencumbered Asset, except to the extent disclosed in writing to the Lenders and approved by the Required Lenders (which approval shall not be unreasonably withheld), Borrower hereby represents and warrants as follows except to the extent the failure of such representation and warranty to be true would not materially adversely affect the use and operation of such Project for its intended use or its marketability or value:

6.20.1                  No portion of any improvement on the Unencumbered Asset is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain the insurance prescribed in Section 7.6 hereof.

6.20.2                  To the Borrower’s knowledge, the Unencumbered Asset and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties except to the extent allowed by applicable laws), building codes, land use and Environmental Laws, and other similar laws (“Applicable Laws”).

6.20.3                  The Unencumbered Asset is served by all utilities required for the current or contemplated use thereof.  All utility service is provided by public utilities and the Unencumbered Asset has accepted or is equipped to accept such utility service.

6.20.4                  All public roads and streets necessary for service of and access to the Unencumbered Asset for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.

6.20.5                  The Unencumbered Asset is served by public water and sewer systems or, if the Unencumbered Asset is not serviced by a public water and sewer system, such alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise complies in all material respects with, all Applicable Laws with respect to such alternate systems.

6.20.6                  Borrower is not aware of any latent or patent structural or other significant deficiency of the Unencumbered Asset.  The Unencumbered Asset is free of damage and waste that would materially and adversely affect the value of the Unencumbered Asset other than damage which has been covered by insurance, is in good repair and there is no material deferred maintenance other than ordinary deferred maintenance given the age of the asset for which adequate reserves exist.  The Unencumbered Asset is free from material damage caused by fire or other casualty.  There is no pending or, to the actual knowledge of Borrower threatened condemnation proceedings affecting the Unencumbered Asset, or any material part thereof.

6.20.7                  Except for matters insured by title insurance, all improvements on the Unencumbered Asset lie within the boundaries and building restrictions of the legal description of record of the Unencumbered Asset, no such improvements encroach upon easements benefiting the Unencumbered Asset other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Asset and no improvements on adjoining properties encroach upon the Unencumbered Asset or easements benefiting the Unencumbered Asset other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Asset.  All material amenities, access routes or other items that materially benefit the Unencumbered Asset are under direct control of Borrower, constitute permanent easements that benefit all or part of the Unencumbered Asset or are public property, and the Unencumbered Asset, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all weather public street, and has the necessary permits for ingress and egress.

6.20.8                  There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Unencumbered Asset except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.

A breach of any of the representations and warranties contained in this Section 6.20 with respect to a Project shall disqualify such Project from being an Unencumbered Asset for so long as such breach continues (unless otherwise approved by the Required Lenders) but shall not constitute a Default (unless the elimination of such Property as an Unencumbered Asset results in a Default under one of the other provisions of this Agreement).

6.21.                        Reportable Transaction.  The Borrower does not intend to treat the Advances and the other transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent and the Lenders thereof.  The Borrower acknowledges that the Administrative Agent and/or one or more of the Lenders may treat its Advances and the other transactions contemplated hereby as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1 and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

6.22.                        Plan Assets; Prohibited Transactions.  Neither Borrower, any Subsidiary nor any member of the Controlled Group maintains any Plan.  The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

ARTICLE VII

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

7.1.                              Financial Reporting.  The General Partner and the Borrower will maintain, for themselves and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

(i)                                                                                     As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the General Partner (consolidated with the Borrower and their Subsidiaries), an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the General Partner, the Borrower and their Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the General Partner’s chief financial officer or chief accounting officer;

(ii)                                                                                  As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the General Partner, the Borrower and their Subsidiaries, related reports in form and substance satisfactory to the Lenders, all certified by the entity’s chief financial officer or chief accounting officer, including a statement of Funds From Operations, a description of Unencumbered Assets, a statement of Guarantee Obligations, including a description of any guaranties of Investment Affiliate Debt excluded from Guarantee Obligations pursuant to the definition thereof, along with a certification that the conditions for exclusion are met and such back-up information as may be requested by Administrative Agent, a listing of capital expenditures, a report listing and describing all newly acquired Projects, including their Property Operating Income, cost and secured or unsecured Indebtedness assumed in connection with such acquisition, if any, summary Project information for all Projects, including, without limitation, their Property Operating Income, occupancy rates, square footage, property type and date acquired or built, and such other information as may be requested;

(iii)                                                                               As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the General Partner (consolidated with the Borrower and their Subsidiaries), audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on by KPMG Peat Marwick LLP, or the other top four accounting firms by size (or other independent certified public accountants of nationally recognized standing acceptable to Administrative Agent) without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit;

(iv)                                                                              As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the General Partner, the Borrower and their Subsidiaries, related reports in form and substance satisfactory to the Lenders, certified by the entity’s chief financial officer or chief accounting officer, including reports containing taxable income and Property Operating Income for each individual property;

(v)                                                                                 Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit F hereto signed by the General Partner’s and the Borrower’s chief financial officers or chief accounting officers showing the calculations and computations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;

(vi)                                                                              As soon as possible and in any event within 10 days after the General Partner or the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of such entity, describing said Reportable Event and the action which such entity proposes to take with respect thereto;

(vii)                                                                           As soon as possible and in any event within 10 days after receipt by the General Partner or the Borrower, a copy of (a) any notice or claim to the effect that the General Partner, the Borrower or any of their Subsidiaries is or may be liable to any Person as a result of the release by such entity, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the General Partner or the Borrower or any of their Subsidiaries, which, in either case, could have a Material Adverse Effect;

(viii)                                                                        Promptly upon the furnishing thereof to the shareholders of the General Partner or the partners of the Borrower, copies of all financial statements, reports and proxy statements so furnished;

(ix)                                                                                Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other reports and any other public information which the General Partner, the Borrower or any of their Subsidiaries files with the Securities Exchange Commission;

(x)                                                                                   Promptly upon the distribution thereof to the press or the public, copies of all press releases; and

(xi)                                                                                Such other information (including, without limitation, financial statements for the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 7.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date than is hereby required, then the information required hereunder shall be furnished to the Lenders at such earlier date.

7.2.                              Use of Proceeds.  The General Partner and the Borrower will, and will cause each of their Subsidiaries to, use the proceeds of the Advances for the general business purposes of the Borrower, including working capital needs and interim financing for property acquisitions of new Projects, construction of new improvements or expansions of existing improvements on Projects, and to repay outstanding Advances.  The General Partner and the Borrower will not, nor will they permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation G or U) or (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto and the Required Lenders have consented to such use of the proceeds of such Advance.

7.3.                              Notice of Default.  The General Partner and the Borrower will give, and will cause each of their Subsidiaries to give, prompt notice in writing to the Lenders of the occurrence of (i) any Default or Unmatured Default and (ii) of any other development, financial or otherwise, which could have a Material Adverse Effect.

7.4.                              Conduct of Business.  The General Partner and the Borrower will do, and will cause each of their Subsidiaries to do, all things necessary to remain duly incorporated and/or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct its businesses in substantially the same manner as it is presently conducted and, specifically, neither the General Partner, the Borrower nor their respective Subsidiaries will undertake any business other than the acquisition, development, ownership, management, operation and leasing of office, industrial and retail properties and ancillary businesses specifically related thereto, including its third party construction business except that the Borrower and its Subsidiaries may invest in (i) land, (ii) non-office/industrial/retail property holdings, (iii) stock holdings, (iv) mortgages (v) passive non-real estate investments and (vi) joint ventures and partnerships, provided that the total investment in any one of the first five of the foregoing categories does not exceed ten percent (10%) of Market Capitalization, the total investment in the sixth category (joint ventures and partnerships) does not exceed 20% of Market Capitalization, and the total investment in all of the foregoing investment categories in the aggregate is less than or equal to twenty-five percent (25%) of Market Capitalization.  For the purposes of this Section 7.4, joint ventures and partnerships shall be valued in accordance with GAAP, non-revenue generating investments such as land and stock holdings shall be valued at the lower of acquisition cost or market value, and the value of all other investments shall be determined by capitalizing Property Operating Income from these assets at a rate of 9.0%.  In the event of any disagreement as to how to value an investment, the judgment of the Administrative Agent shall prevail.

7.5.                              Taxes.  The General Partner and the Borrower will pay, and will cause each of their Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

7.6.                              Insurance.  The General Partner and the Borrower will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the General Partner and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

7.7.                              Compliance with Laws.  The General Partner and the Borrower will, and will cause each of their Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject.

7.8.                              Maintenance of Properties.  The General Partner and the Borrower will, and will cause each of their Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that their businesses carried on in connection therewith may be properly conducted at all times.

7.9.                              Inspection.  The General Partner and the Borrower will, and will cause each of their Subsidiaries to, permit the Lenders, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the General Partner, the Borrower and each of their Subsidiaries, to examine and make copies of the books of accounts and other financial records of the General Partner, the Borrower and each of their Subsidiaries, and to discuss the affairs, finances and accounts of the General Partner, the Borrower and each of their Subsidiaries, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

7.10.                        Maintenance of Status.  The General Partner shall at all times (i) remain a corporation listed and in good standing on the New York Stock Exchange, and (ii) maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code.

7.11.                        Dividends.  Provided there is not a continuing Default under Section 8.1 or Section 8.2, and there is not a continuing Default under Section 8.3 relating to a breach of any of the covenants contained in Section 7.20, the General Partner and its Subsidiaries shall be permitted to declare and pay dividends on their Capital Stock from time to time in amounts determined by the General Partner, provided, however, that subject to the terms of the next sentence, in no event shall the General Partner or any of its Subsidiaries declare or pay dividends on their Capital Stock if dividends paid in any period of four fiscal quarters, in the aggregate, would exceed 90% of Funds From Operations for such period.  Notwithstanding the foregoing, the General Partner shall be permitted to distribute whatever amount of dividends is necessary to maintain its tax status as a real estate investment trust, provided there is not a continuing Default under Sections 8.1 or 8.2.

7.12.                        Merger; Sale of Assets.  The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Property, except for such transactions that occur between the General Partner, the Borrower and/or the Wholly-Owned Subsidiaries of Borrower or General Partner, provided, however, the General Partner or the Borrower may merge with or acquire other companies as partnerships so long as:

(i)                                                                                     After giving effect to such merger or acquisition, no provision of this Agreement will have been violated;

(ii)                                                                                  the General Partner or the Borrower will be the surviving entity; and

(iii)                                                                               such merger is not accomplished through a hostile takeover.

The Borrower will notify all of the Lenders of all material acquisitions, dispositions, mergers or asset purchases regardless of whether or not the Required Lenders must first give their written consent.

7.13.                        General Partner’s Ownership and Control of Borrower.  The General Partner will not relinquish, and will not allow any reduction in, its ownership or control of the Borrower and will not allow or suffer to exist any pledge, other encumbrance or the conversion to limited partnership interests of any of the general partnership interests in the Borrower; provided that (i) the General Partner’s ownership of the Borrower, including any interests held by Wholly Owned Subsidiaries of the General Partner, may be reduced to 67% by the issuance of additional limited partnership units, so long as the General Partner remains the sole general partner of Borrower and (ii) the General Partner shall not transfer any Partnership interest to a Wholly Owned Subsidiary of the General Partner unless such Subsidiary is a Subsidiary Guarantor and does not own any material assets other than its partnership interests in Borrower.

7.14.                        Sale and Leaseback.  The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, sell or transfer any of its Projects in order to concurrently or subsequently lease as lessee such or similar Projects.

7.15.                        Liens.  The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the General Partner, the Borrower or any of their Subsidiaries, except:

(i)                                                                                     Liens for taxes, assessments or governmental charges or levies on their Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on their books;

(ii)                                                                                  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii)                                                                               Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv)                                                                              Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the General Partner, the Borrower or their Subsidiaries;

(v)                                                                                 Liens existing on the date hereof and described in Schedule 2 hereto; and

(vi)                                                                              Liens arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a violation of any of the provisions of this Agreement.

Liens permitted pursuant to this Section 7.15 shall be deemed to be “Permitted Liens”.

7.16.                        Affiliates.  The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the General Partner’s, the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the General Partner, the Borrower or such Subsidiary than the General Partner, the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

7.17.                        Interest Rate Hedging.  The General Partner and the Borrower will not enter into or remain liable upon, nor will they permit any Subsidiary to enter into or remain liable upon, any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options unless such agreement, device or arrangement was entered into by the General Partner or the Borrower in the ordinary course of its business for the purpose of hedging interest rate risk to the General Partner or the Borrower.

7.18.                        Variable Interest Indebtedness.  The General Partner shall not at any time permit the outstanding principal balance of Indebtedness of the General Partner and the Borrower and their Subsidiaries which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed $950,000,000.

7.19.                        Consolidated Net Worth.  The General Partner, as of the last day of any fiscal quarter, shall maintain a Consolidated Net Worth of not less than the sum of (i) $3,066,581,000 plus (ii) seventy-five percent (75%) of the aggregate proceeds received by the General Partner (net of customary related fees and expenses) in connection with any offering of stock in the General Partner or partnership interests in the Borrower after September 30, 2003.

7.20.                        Indebtedness and Cash Flow Covenants.  The General Partner on a consolidated basis with the Borrower and their Subsidiaries shall not, as of the last day of any fiscal quarter, permit:

(i)                                                                                     the ratio of EBITDA to Interest Expense to be less than 2.25 to 1.0 for the quarter then ended;

(ii)                                                                                  the ratio of Adjusted EBITDA to Fixed Charges to be less than 1.75 to 1.0 for the quarter then ended;

(iii)                                                                               Total Liabilities to exceed fifty-five percent (55%) of Market Capitalization;

(iv)                                                                              Consolidated Total Indebtedness to exceed fifty percent (50%) of Market Capitalization;

(v)                                                         the Value of Unencumbered Assets to be less than 1.75 times the Consolidated Senior Unsecured Indebtedness;

(vi)                                                                              the ratio obtained by dividing:  (a) the Property Operating Income from all Unencumbered Assets by (b) Debt Service on Consolidated Unsecured Indebtedness to be less than 2.00 to 1.0 for the quarter then ended; or

(vii)                                                                           Consolidated Secured Indebtedness to exceed thirty-five percent (35%) of Market Capitalization.

7.21.                        Environmental Matters.  The General Partner and the Borrower will and will cause each of their Subsidiaries to:

(i)                                     comply with, and use its commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use its best efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect;

(ii)                                  conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (a) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (b) the General Partner has determined in good faith that contesting the same is not in the best interests of the General Partner, the Borrower and their Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect; or

(iii)                               defend, indemnify and hold harmless the Administrative Agent and each Lender, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the General Partner, the Borrower, their Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor; and

(iv)                              prior to the acquisition of a new Project after the Closing Date, perform or cause to be performed an environmental investigation, which investigation shall at a minimum comply with the Borrower’s standard specifications and procedures which shall be subject to the approval of the Administrative Agent, which shall not be unreasonably withheld.  In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon request, for informational purposes and to assure compliance with the specifications and procedures.

The indemnity contained in (iii) above shall continue in full force and effect regardless of the termination of this Agreement.  In connection with any investigation pursuant to (iv) above, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon request, for informational purposes and to assure compliance with the specifications and procedures.

7.22.                        Intentionally Omitted.

7.23.                        Borrower’s Partnership Agreement.  The General Partner shall not consent to any changes to Borrower’s partnership agreement, other than changes in the ordinary course of business, without the prior written consent of the Administrative Agent.

7.24.                        Intentionally Omitted.

7.25.                        Notice of Rating Change.  The Borrower shall notify the Administrative Agent promptly if there is any change in the long term unsecured debt rating from Moody’s or Fitch, of either the General Partner or the Borrower.

ARTICLE VIII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

8.1.                              Nonpayment of any principal payment on any Note or Loan when due.

8.2.                              Nonpayment of interest upon any Note or Loan or of any Facility Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

8.3.                              The breach of any of the terms or provisions of Sections 7.2, 7.10 through 7.20 and 7.23.

8.4.                              Any representation or warranty made or deemed made by or on behalf of the General Partner, the Borrower or any of their Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

8.5.                              The breach (other than a breach which constitutes a Default under Section 8.1, 8.2, 8.3 or 8.4) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Administrative Agent or any Lender.

8.6.                              Failure of the General Partner, the Borrower or any of their Subsidiaries to pay when due any Indebtedness aggregating in excess of $10,000,000 for which liability is not limited to specific pledged collateral.

8.7.                              The General Partner, the Borrower or any Subsidiary having more than $10,000,000 of Equity Value shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 8.8 and maintain adequate reserves for such contest in accordance with GAAP or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.

8.8.                              A receiver, trustee, examiner, liquidator or similar official shall be appointed for the General Partner, the Borrower or any Subsidiary having more than $10,000,000 of Equity Value or any Substantial Portion of its Property, or a proceeding described in Section 8.7(iv) shall be instituted against the General Partner, the Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.

8.9.                              Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Projects of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion of their Property.

8.10.                        The General Partner, the Borrower or any of their Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against the General Partner, the Borrower or any Subsidiary would exceed $10,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith, with adequate reserves therefor having been maintained in accordance with GAAP.

8.11.                        The General Partner, the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the General Partner, the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $100,000 per annum.

8.12.                        The General Partner, the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the General Partner, the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000.

8.13.                        Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), material environmental problems related to Projects of the Borrower and its Subsidiaries if the affected Projects have an aggregate book value in excess of $20,000,000.

8.14.                        The occurrence of any default under any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

8.15.                        The revocation or attempted revocation of the Guaranty.

8.16.                        The breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transaction,” whether or not any Lender or Affiliate of a Lender is a party thereto, which continues beyond any applicable grace period.

ARTICLE IX

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1.                              Acceleration.  If any Default described in Section 8.7 or 8.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender.  If any other Default occurs, the Administrative Agent may and will if directed by the Required Lenders, terminate or suspend the obligations of the Lenders to make Loans hereunder and to issue Facility Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Administrative Agent (which Administrative Agent agrees to make if requested to by the Required Lenders) the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto.  The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds will be invested by the Administrative Agent from time to time at its discretion in certificates of deposit of First Chicago having a maturity not exceeding 30 days.  Such funds shall be promptly applied by the Administrative Agent to reimburse any Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit.  Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder or to issue Facility Letters of Credit as a result of any Default (other than any Default as described in Section 8.7 or 8.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

9.2.                              Amendments.  Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders), the Borrower and the General Partner may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)                                                                                     Extend the Facility Termination Date or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Facility Fee, reduce the Applicable Margins on the underlying interest rate options or otherwise modify or add to such Applicable Margins or interest rate options, or extend the time of payment of any of the Obligations.

(ii)                                                                                  Release the General Partner from the Guaranty, or materially modify the Guaranty or waive a material provision of the Guaranty.

(iii)                                                                               Reduce the percentage specified in the definition of Required Lenders.

(iv)                                                                              Increase the amount of the Aggregate Commitment to an amount in excess of $700,000,000.

(v)                                                                                 Permit the Borrower to assign or allow another Person to assume its rights under this Agreement.

(vi)                                                                              Amend this Section 9.2.

(vii)                                                                           Amend Section 2.23 such that payments that are now required to be applied in accordance with the Funded Percentages of the Lenders shall be applied in any other manner.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, no amendment of any provision relating to the Issuing Bank shall be effective without the consent of the Issuing Bank, and no amendment increasing the Commitment of any Lender shall be effective without the written consent of such Lender.  The approval of the Required Lenders shall not be required to increase the Aggregate Commitment in accordance with Section 2.1.

Notwithstanding the foregoing: (1) no amendment, waiver, or consent shall, unless in writing and signed by the Designating Lender on behalf of its respective Designated Lender affected thereby, (a) subject such Designated Lender to any additional obligations, (b) reduce the principal of, interest on, or the amounts due with respect to, the Competitive Bid Loan Note made payable to such Designated Lender, (c) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to, the Competitive Bid Note made payable to such Designated Lender, or (d) amend the definition of Required Lenders hereunder in a manner which adversely affects the rights of such Designated Lender.

9.3.                              Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE X

GENERAL PROVISIONS

10.1.                        Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

10.2.                        Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3.                        Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4.                        Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the General Partner, the Administrative Agent, the Issuing Bank and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent, the Issuing Bank and the Lenders relating to the subject matter thereof, except for the agreement of the Borrower to pay certain fees to the Administrative Agent and the agreement of the Administrative Agent to pay certain fees to the Lenders.

10.5.                        Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.6.                        Expenses; Indemnification.  The Borrower shall reimburse the Indemnified Parties on demand for any costs, internal charges and reasonable out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and reasonable fees and expenses for attorneys for the Indemnified Parties, which attorneys may be employees of the Indemnified Parties) paid or incurred by the Indemnified Parties (whether in their capacity as arranger, or, in the case of Bank One, NA in its capacity as Administrative Agent) in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Indemnified Parties, the Issuing Bank and the Lenders for any costs, internal charges and reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses for attorneys for the Indemnified Parties, the Issuing Bank and the Lenders, which attorneys may be employees of the Indemnified Parties, the Issuing Bank or the Lenders) paid or incurred by the Indemnified Parties (whether in their capacity as arranger, or, in the case of Bank One, NA, in its capacity as Administrative Agent), the Issuing Bank or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout).  The Borrower further agrees to indemnify the Indemnified Parties, the Issuing Bank and each Lender and their directors, officers, employees, agents, attorneys and professional advisors against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not such entity is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder.  The obligations of the Borrower under this Section 10.7 shall survive the termination of this Agreement.

10.7.                        Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.8.                        Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 6.4.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

10.9.                        Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.10.                  Nonliability of Lenders.  The relationship between the General Partner and the Borrower, on the one hand, and the Lenders, the Issuing Bank, the Arranger and the Administrative Agent, on the other, shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arranger, the Issuing Bank nor any Lender shall have any fiduciary responsibilities to the General Partner and the Borrower.  Neither the Administrative Agent, the Arranger, the Issuing Bank, nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.11.                  Publicity.  The Lenders shall have the right to do a tombstone publicizing the transaction contemplated hereby without the consent of the Borrower or General Partner.

10.12.                  CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

10.13.                  CONSENT TO JURISDICTION.  THE GENERAL PARTNER AND THE BORROWER EACH HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS AND THE GENERAL PARTNER AND THE BORROWER EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE GENERAL PARTNER OR THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE GENERAL PARTNER OR THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

10.14.                  WAIVER OF JURY TRIAL.  THE GENERAL PARTNER, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

10.15.                  Agent Responsibilities.  Borrower, the Administrative Agent and each Lender acknowledges and agrees that the obligations of the Syndication Agent, the Documentation Agent, the Managing Agents, and the Co-Agents (collectively, the “Other Agents”) hereunder shall be limited to those obligations that are expressly set forth herein, if any, or in any other written agreement with such parties, and the Other Agents shall not be required to take any other action or assume any liability except as may be required in their capacity as a Lender hereunder.  Borrower, the Administrative Agent and each Lender agrees that the indemnifications set forth herein for the benefit of the Administrative Agent shall also run to the benefit of each Other Agent to the extent such Other Agent incurs any loss, cost or damage arising from its agency capacity hereunder.

10.16.                  USA PATRIOT ACT NOTIFICATION.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrower:  When Borrower opens an account,  if Borrower is an individual, Administrative Agent and the Lenders will ask for Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow Administrative Agent and the Lenders to identify Borrower, and, if Borrower is not an individual, Administrative Agent and the Lenders will ask for Borrower’s name, tax identification number, business address, and other information that will allow Administrative Agent and the Lenders to identify Borrower.  Administrative Agent and the Lenders may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

ARTICLE XI

THE ADMINISTRATIVE AGENT AND AGREEMENTS AMONG LENDERS

11.1.                        Appointment; Nature of Relationship.  Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert with respect to the Loan Documents and administration of the Loan, no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

11.2.                        Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

11.3.                        General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action lawfully taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

11.4.                        No Responsibility for Loans, Recitals, etc.  Except where the failure to do so constitutes gross negligence or wilful misconduct, neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security.

11.5.                        Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or, where consent of all Lenders is required, all Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its reasonable satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6.                        Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and so long as it exercises reasonable care in the selection of such parties, the Administrative Agent shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such parties.  The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

11.7.                        Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.  For purposes of determining compliance with the conditions specified in Sections 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date stating in reasonable detail its objection thereto.

11.8.                        Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any reasonable amounts not reimbursed by the Borrower or Guarantor for which the Administrative Agent is entitled to reimbursement by the Borrower or Guarantor under the Loan Documents including reasonable out-of-pocket expenses in connection with the preparation, execution, delivery of the Loan Documents, (ii) for any other reasonable out-of-pocket expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for (i) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent, or (ii) any costs or expenses of the Administrative Agent’s in-house legal staff and personnel.  The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement, and shall not be reduced by the designation of a Designated Lender to fund Competitive Bid Loans on behalf of a Lender, provided that each Designated Lender shall be jointly and severally liable with the Designating Lender for the Designating Lender’s Share (as hereinafter determined) of the amounts due from such Designating Lender.  The Designated Lender’s Share of amounts due shall be equal to such amount due multiplied by a fraction whose numerator is the amount funded by the Designated Lender (but in no event more than the amount of Designating Lender’s Commitment) and whose denominator is the amount of the Designating Lender’s Commitment.

11.9.                        Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers and the same duties and obligations hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

11.10.                  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.  Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates.

11.11.                  Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Administrative Agent shall be deemed to have automatically resigned if it is no longer a Lender, such resignation in either case to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign or ceases to be a Lender, as the case may be.  The Administrative Agent may be removed at any time with good cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after a resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed within 45 days, the Lenders shall perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor

Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank (or a subsidiary thereof) having capital and retained earnings of at least $500,000,000, except that if the successor Administrative Agent is a subsidiary of a bank, such capital and retained earnings requirement shall apply only to the parent bank.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent and the successor Administrative Agent shall pro rate any agency fees, and the resigning or removed Administrative Agent shall be discharged from its duties and obligations thereafter arising hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article XI shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

11.12.                  Notice of Defaults.  If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender.  Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall promptly notify each of the Lenders of such fact.

11.13.                  Requests for Approval.  If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent.  If the Lender does not so respond, that Lender shall be deemed to have approved the request.

11.14.                  Copies of Documents.  Within fifteen Business Days after a request by a Lender to the Administrative Agent for documents furnished to the Administrative Agent by the Borrower, the Administrative Agent shall provide copies of such documents to such Lender.

11.15.                  Defaulting Lenders.  At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders, shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender, except that the amount of the Commitment of the Defaulting Lender may not be changed without its consent.  If a Defaulting Lender has failed to fund its pro rata share of any Advance and until such time as such Defaulting Lender subsequently funds its pro rata share of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section).  All amounts paid by the Borrower or the Guarantor and otherwise due to be applied to the Obligations owing to such

Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full.  After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by the Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 11.15.  This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement.  The provisions of this section shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.

ARTICLE XII

SETOFF; RATABLE PAYMENTS

12.1.                        Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

12.2.                        Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1.                        The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participation must be made in compliance with Section 13.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3.2.  The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2.                        Participations.

13.2.1                  Permitted Participants; Effect.  Any Lender may at any time, sell participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  Any Person to whom such a participating interest is sold is a “Participant”.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

13.2.2                  Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment or releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing such Loan, or changes the definition of Required Lenders.

13.2.3                  Benefit of Setoff.  The General Partner and the Borrower each agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 13.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.

13.3.                        Assignments.

13.3.1                  Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit H or in such other form as may be agreed to by the parties thereto.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or  (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

13.3.2                  Consents.  The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing.  The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund (in the case of an assignment of any other Commitment or

Loans).  Any consent required under this Section 13.3.2 shall not be unreasonably withheld or delayed.

13.3.3                  Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit H hereto (a “Notice of Assignment”), together with any consents required by Section 13.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless the assignment is to an affiliate of the Lender in which case no fee shall be charged), such assignment shall become effective on the effective date specified in such Notice of Assignment.  The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the other Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

13.3.4                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

13.4.                        Designation of Lender to Make Competitive Bid Loans.  Any Lender (each a “Designating Lender”) may at any time designate one or more Designated Lenders to fund Competitive Bid Loans which the Designating Lender is required to fund subject to the terms of this Section 13.4 and the provisions in Section 13.3 shall not apply to such designation.  No Lender shall be entitled to make more than two such designations.  The parties to each such designation shall execute and deliver to the Administrative Agent, for its acceptance, a Designation Agreement in the form of Exhibit I.  Upon its receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a Designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon, from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Competitive Bid Loans on behalf of its Designating Lender pursuant to Section 2.15 after the Borrower has accepted a Competitive Bid (or a portion thereof) of the Designating Lender.  Each Designating Lender shall serve as the agent for the Designated Lender and shall on behalf of the Designated Lender give and receive all communications and notices and take all actions hereunder, including without limitation votes, approvals, waivers, consents and amendments under or relating to this Agreement or the other Loan Documents.  Any such notice, communications, vote approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender.  The Borrower, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same, and without any specific designation that the Designating Lender is signing in an agency capacity.  The parties hereto agree not to institute or join any other person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the Facility Termination Date.  This Section 13.4 shall survive the termination of this Agreement.

13.5.                        Dissemination of Information.  The General Partner and the Borrower authorize each Lender to disclose any and all information in such Lender’s possession concerning the creditworthiness of the General Partner, the Borrower and their Subsidiaries to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee and any swap counterparty as prospective swap counterparty with whom a Lender has entered or is considering entering into a transaction to hedge such Lender’s credit risk in connection with this Facility.

13.6.                        Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.22.

ARTICLE XIV

NOTICES

14.1.                        Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)                                     if to the Borrower, or any other party to a Loan Document at its address or telecopier number set forth on the signature page hereof;

(ii)                                  if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof;

(iii)                               if to the Issuing Bank, at its address or telecopier number set forth on the signature page hereof;

(iv)                              if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

14.2.                        Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XV

COUNTERPARTS

15.1.                        Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and the initial disbursement hereunder has been made, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

15.2.                        Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or other state laws based on the Uniform Electronic Transactions Act.

[INTENTIONAL END OF PAGE]

IN WITNESS WHEREOF, the Borrower, the Guarantor, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION, its General Partner

	By:	/s/ Matthew A. Cohoat

	Print Name:	Matthew A. Cohoat

	Title:	Executive Vice President and Chief Financial Officer

c/o Duke Realty Corporation
600 East 96th Street
Indianapolis, Indiana 46240

Attention: Matthew Cohoat
Telephone: (317) 808-6065
Facsimile: (317) 808-6795

DUKE REALTY CORPORATION

By:		/s/ Matthew A. Cohoat

Print Name:		Matthew A. Cohoat

Title:	Executive Vice President and Chief Financial Officer

600 East 96th Street
Indianapolis, Indiana 46240

Attention: Matthew Cohoat
Telephone: (317) 808-6065
Facsimile: (317) 808-6795

Commitments:

$60,000,000	BANK ONE, NA, Individually and as Administrative Agent

	By:	/s/ Scott W. Sigmund

	Print Name:	Scott W. Sigmund

	Title:	Associate Director

1 Bank One Plaza
Mail Code IL1-0315
Chicago, Illinois 60670

Attention: Charles Moffett
Telephone: (312) 325-3128
Facsimile: (312) 325-3122

$45,000,000	PNC BANK, NATIONAL ASSOCIATION, Individually and as Syndication Agent

	By:	/s/ Zachary K. Ellis

	Print Name:	Zachary K. Ellis

	Title:	Assistant Vice President

Real Estate Banking
One PNC Plaza
249 Fifth Avenue
Mail Stop: P1-POPP-19-2
Pittsburgh, Pennsylvania 15222

Attention: Zachary K. Ellis
Telephone: (412) 762-5627
Facsimile: (412) 762-6500

$45,000,000	WACHOVIA BANK, NATIONAL ASSOCIATION, Individually and as Syndication Agent

	By:	/s/ David Hoagland

	Print Name:	David Hoagland

	Title:	Vice President

301 South College Street
Charlotte, North Carolina 28288

	Attention:	David Hoagland
	Telephone:	(704) 374-4809
	Facsimile:	(704) 383-6205

$45,000,000	WELLS FARGO BANK, NATIONAL ASSOCIATION, Individually and as Syndication Agent

	By:	/s/ Scott Solis

	Print Name:	Scott Solis

	Title:	Vice President

123 North Wacker Drive
Suite 1900
Chicago, Illinois 60606

	Attention:	Scott Solis
	Telephone:	(312) 269-4818
	Facsimile:	(312) 782-0969

$40,000,000	BANK OF AMERICA, N.A., Individually and as Managing Agent

	By:	/s/ Michael W. Edwards

	Print Name:	Michael W. Edwards

	Title:	Managing Director

Bank of America National Trust and
Savings Association
231 S. LaSalle Street, 12th Floor
Chicago, IL 60697

	Attention:	Mark Mokelke
	Telephone:	(312) 828-1739
	Facsimile:	(312) 828-4970

$30,000,000	AMSOUTH BANK, Individually and as Co-Agent

	By:	/s/ Lawrence Clark

	Print Name:	Lawrence Clark

	Title:	Vice President

AmSouth Bank
1900 5th Avenue, North
AmSouth South Sonat Tower
15th Floor
Birmingham, AL 35288

	Attention:	Lawrence Clark
	Telephone:	(205) 581-7493
	Facsimile:	(205) 326-4075

$30,000,000	SUNTRUST BANK, Individually and as Co-Agent

	By:	/s/ Nancy B. Richards

	Print Name:	Nancy B. Richards

	Title:	Vice President

8425 Boone Boulevard
Suite 820
Vienna, VA 22182

	Attention:	Nancy B. Richards
	Telephone:	(703) 902-9039
	Facsimile:	(703) 902-9245

$30,000,000	US BANK, Individually and as Co-Agent

	By:	/s/ John F. Olds

	Print Name:	John F. Olds

	Title:	Vice President

One Financial Square
CN-KY-0850
Louisville, KY 40202-3322

	Attention:	Bonnie Dutton
	Telephone:	(502) 562-6629
	Facsimile:	(502) 562-6448

$21,000,000	UBS LOAN FINANCE LLC, Individually and as Co-Agent

	By:	/s/ Wilfred V. Saint

	Print Name:	Wilfred V. Saint

	Title:	Associate Director Banking Products Services, US

	By:	/s/ Joselin Fernandes

	Print Name:	Joselin Fernandes

	Title:	Associate Director Banking Products Services, US

677 Washington Boulevard
Stamford, CT 06901

	Attention:	Marie Haddad
	Telephone:	(203) 719-5609
	Facsimile:	(203) 719-3888

$15,000,000	THE BANK OF NOVA SCOTIA, NEW YORK AGENCY, Individually and as Co-Agent

	By:	/s/ Robert H. Boese

	Print Name:	Robert H. Boese

	Title:	Managing Director

One Liberty Plaza
New York, NY 10006

	Attention:	Neil Crawford
	Telephone:	212-225-5170
	Facsimile:	212-225-5166

$21,000,000	DEUTSCHE BANK TRUST COMPANY AMERICAS

	By:	/s/ Steven P. Lapham

	Print Name:	Steven P. Lapham

	Title:	Director

200 Crescent Court
Suite 550
Dallas, TX 75201

	Attention:	Scott P. Speer
	Telephone:	(214) 740-7903
	Facsimile:	(214) 740-7910

$21,000,000	JPMORGAN CHASE BANK

	By:	/s/ Marc E. Costantino

	Print Name:	Marc E. Costantino

	Title:	Vice President

270 Park Avenue
4th Floor
New York, NY 10017

	Attention:	Marc E. Constantino
	Telephone:	(212) 270-9554
	Facsimile:	(212) 270-0213

$21,000,000	MERRILL LYNCH BANK USA

	By:	/s/ Louis Alder

	Print Name:	Louis Alder

	Title:	Vice President

15 West South Temple
Suite 300
Salt Lake City, UT 84101

	Attention:	Frank Stepan
	Telephone:	(801) 526-8316
	Facsimile:	(801) 531-7470

$21,000,000	MORGAN STANLEY BANK

	By:	/s/ Jaap Tonckens

	Print Name:	Jaap Tonckens

	Title:	Executive Director

1633 Broadway
25th Floor
New York, NY 10019

	Attention:	Erma Dell’Aquila
	Telephone:	(212) 537-1532
	Facsimile:	(212) 537-1867

$15,000,000	NATIONAL CITY BANK OF INDIANA

	By:	/s/ J. Michael Shockey

	Print Name:	J. Michael Shockey

	Title:	Vice President

101 West Washington
Suite 200E
Indianapolis, IN 46255

	Attention:	David Bartus
	Telephone:	(317) 267-3755
	Facsimile:	(317) 267-3987

$15,000,000	THE NORTHERN TRUST COMPANY

	By:	/s/ Robert Wiarda

	Print Name:	Robert Wiarda

	Title:	Vice President

50 South LaSalle Street
Chicago, Illinois 60675

	Attention:	Robert Wiarda
	Telephone:	(312) 444-3380
	Facsimile:	(312) 444-7028

$15,000,000	SCOTIABANC INC.

	By:	/s/ William E. Zarrett

	Print Name:	William E. Zarrett

	Title:	Managing Director

600 Peachtree Street, NE
Suite 2700
Atlanta, GA 30308

	Attention:	William Zarrett
	Telephone:	404-877-1504
	Facsimile:	404-888-8995

$10,000,000	FIFTH THIRD BANK

	By:	/s/ David O’Neal

	Print Name:	David O’Neal

	Title:	Vice President

250 North Illinois Street
Suite 1000
Indianapolis, IN 46204

	Attention:	David O’Neal
	Telephone:	317-383-2288
	Facsimile:	317-383-2764

EXHIBIT A

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
LIBOR	0.525%	0.60%	0.725%	0.90%	1.30%
ABR	0.0%	0.0%	0.0%	0.0%	0.30%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Letter of Credit Fee	0.525%	0.60%	0.725%	0.90%	1.30%
Facility Fee	0.125%	0.15%	0.175%	0.20%	0.25%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Fitch Rating” means, at any time, the rating issued by Fitch, Inc., and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A3 or better and the Borrower’s Fitch Rating is A- or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better and the Borrower’s Fitch Rating is BBB+ or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better and the Borrower’s Fitch Rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status, or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa3 or better and the Borrower’s Fitch Rating is BBB- or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and Fitch Ratings.  The

A-1

credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.  If at any time the Borrower has no Moody’s Rating or no Fitch Rating, Level V Status shall exist.

A-2

EXHIBIT B-1

NOTE

, 2003

Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”) promises to pay to the order of                                  (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Fourth Amended and Restated Revolving Credit Agreement hereinafter referred to, in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay the remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Fourth Amended and Restated Revolving Credit Agreement (as the same may be amended or modified, the “Agreement”), dated as of                                 , 2003, among the Borrower, Duke-Realty Corporation, as Guarantor and General Partner, Bank One, NA, individually and as the Administrative Agent, and the other lenders named therein, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If there is an Unmatured Default or Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by Administrative Agent and the Lenders in connection with the exercise of such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

This Note shall be governed and construed under the internal laws of the State of Illinois.

B1-1

BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS PROMISSORY NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION, General Partner

By:
Print Name:
Title:

B1-2

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF DUKE REALTY LIMITED PARTNERSHIP

DATED                , 2003

Date	Principal Amount of Loan	Maturity of Interest Period	Maturity Principal Amount Paid	Unpaid Balance

B1-3

EXHIBIT B-2

FORM OF COMPETITIVE BID NOTE

                  , 2003

On or before the last day of each “Interest Period” applicable to a “Competitive Bid Loan”, as defined in that certain Fourth Amended and Restated Revolving Credit Agreement dated as of                      , 2003 (as the same may be amended or modified, the “Agreement”) between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“Borrower”), DUKE REALTY CORPORATION, an Indiana corporation (“Guarantor”), BANK ONE, NA, a national bank organized under the laws of the United States of America, individually and as Administrative Agent for the Lenders (as such terms are defined in the Agreement), and the other lenders identified therein, Borrower promises to pay to the order of                                      (the “Lender”), or its successors and assigns, the unpaid principal amount of such Competitive Bid Loan made by the Lender to the Borrower pursuant to Section 2.15 of the Agreement, in immediately available funds at the office of the Administrative Agent in Chicago, Illinois, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay any remaining unpaid principal amount of such Competitive Bid Loans under this Competitive Bid Note (“Note”) in full on or before the Facility Termination in accordance with the terms of the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date, amount and due date of each Competitive Bid Loan and the date and amount of each principal payment hereunder.

This Note is issued pursuant to, and is entitled to the security under and benefits of, the Agreement and the other Loan Documents, to which Agreement and Loan Documents, as they may be amended from time to time, reference is hereby made for, inter alia, a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If there is an Unmatured Default or Default under the Agreement or any other Loan Document and Administrative Agent exercises its remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Lenders under such documents, Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by Administrative Agent and the Lenders in connection with the exercise of such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note (except as otherwise expressly provided for in the Agreement), and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security of this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

This Note shall be governed and construed under the internal laws of the State of Illinois.

B2-1

BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION, its General Partner

By:
Print Name:
Title:

B2-2

PAYMENTS OF PRINCIPAL

Date	Unpaid Principal Balance	Notation Made by

B2-3

EXHIBIT C-1

FORM OF COMPETITIVE BID QUOTE REQUEST

(Section 2.15(b))

To:	Bank One, NA, as administrative agent (the “Agent”)

From:	Duke Realty Limited Partnership (“Borrower”)

Re:

Fourth Amended and Restated Credit Agreement dated as of                   , 2003, as amended among the Borrower, the Lenders from time to time party thereto, Bank One, NA, as Administrative Agent for the Lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”)

1.                                       Capitalized terms used herein have the meanings assigned to them in the Agreement.

2.                                       We hereby give notice pursuant to Section 2.15(b) of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Loan(s):

Borrowing Date:                                  , 200

Principal Amount(1)	Interest Period(2)

3.                                       Such Competitive Bid Quotes should offer [a Competitive LIBOR Margin] [an Absolute Rate].

(1)                                  Amount must be at least $10,000,000 and an integral multiple of $1,000,000.

(2)                                  One, two, three or six months subject to the provisions of the definitions of LIBOR Interest Period and Absolute Interest Period.

C1-1

(4)                                  Upon acceptance by the undersigned of any or all of the Competitive Bid Loans offered by Lenders in response to this request, the undersigned shall be deemed to affirm as of the Borrowing Date thereof the representations and warranties made in Article VI of the Agreement.

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION, its General Partner

By:
Print Name:
Title:

C1-2

EXHIBIT C-2

INVITATION FOR COMPETITIVE BID QUOTES

(Section 2.15(c))

To:	Each of the Lenders party to the Agreement referred to below

Re:	Invitation for Competitive Bid Quotes to Duke Realty Limited Partnership (the “Borrower”)

Pursuant to Section 2.15(c) of the Fourth Amended and Restated Credit Agreement dated as of                      , 2003 as amended from time to time, among the Borrower, the lenders from time to time party thereto, and Bank One, NA as Administrative Agent for the Lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Loan(s):

Borrowing Date:                                 , 200

Principal Amount	Interest Period

Such Competitive Bid Quotes should offer [a Competitive LIBOR Margin] [an Absolute Rate].  Your Competitive Bid Quote must comply with Section 2.15(c) of the Agreement and the foregoing.  Capitalized terms used herein have the meanings assigned to them in the Agreement.

Please respond to this invitation by no later than [9:00 a.m.] (Chicago time) on                          , 200  .

BANK ONE, NA, as Administrative Agent

By:
Title:

C2-1

EXHIBIT C-3

COMPETITIVE BID QUOTE

(Section 2.15(d))

                   , 200

To:	Bank One, NA, as Administrative Agent

Re:	Competitive Bid Quote to Duke Realty Limited Partnership (the “Borrower”)

In response to your invitation on behalf of the Borrower dated                             , 200  , we hereby make the following Competitive Bid Quote pursuant to Section 2.15(d) of the Agreement hereinafter referred to and on the following terms:

1.                                       Quoting Lender:

2..                                    Person to contact at Quoting Lender:

3.                                       Borrowing Date:                                                                                                                                                                       (1)

4.                                       We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount(2)	Interest Period(3)	[Competitive LIBOR Margin(4)]	[Absolute Rate(5)]	Minimum Amount(6)

(1)                                  As specified in the related Invitation For Competitive Bid Quotes.

(2)                                  Principal amount bid for each Interest Period may not exceed the principal amount requested.  Bids must be made for at least $5,000,000 and integral multiples of $1,000,000.

(3)                                  One, two, three or six months, as specified in the related Invitation For Competitive Bid Quotes.

(4)                                  Competitive LIBOR Margin for the applicable LIBOR Interest Period.  Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether “PLUS” or “MINUS”.

(5)                                  Specify rate of interest per annum (rounded to the nearest 1/100 of 1%).

C3-1

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Fourth Amended and Restated Credit Agreement dated as of                       , 2003, among the Borrower, the lenders from time to time party thereto, and Bank One,  NA, as Administrative Agent for the lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.  Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Agreement.

Very truly yours,

[NAME OF LENDER]

By:
Title:

(6)                                  Specify minimum amount, if any, which the Borrower may accept (see Section 2.15(d)(ii)(d)).

C3-2

EXHIBIT D

FORM OF OPINION

, 200

The Administrative Agent and
the Lenders who are parties to the
Credit Agreement described below

Gentlemen/Ladies:

We are counsel for Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), and Duke Corporation, an Indiana corporation (the “General Partner” and, collectively with the Borrower, the “Duke Entities”), and have represented the Duke Entities in connection with their execution and delivery of a Fourth Amended and Restated Credit Agreement among the Duke Entities, Bank One, NA, individually, and as Administrative Agent, and the Lenders named therein, providing for Advances in an aggregate principal amount of $500,000,000 with the ability to increase such amount to an amount not exceeding $700,000,000 at any one time outstanding and dated as of              (the “Agreement”).  All capitalized terms used in this opinion and not otherwise defined shall have the meanings attributed to them in the Agreement.

We have examined the Duke Entities’ articles of incorporation, by-laws, resolutions, certificate of limited partnership, partnership agreement, the Loan Documents and such other matters of fact and law which we deem necessary in order to render this opinion.  Based upon the foregoing, it is our opinion that:

1.                                       The General Partner, the Borrower and each of their Subsidiaries are either duly incorporated corporations or duly qualified and formed limited partnerships, validly existing and in good standing under the laws of their states of incorporation or formation.

2.                                       The execution and delivery of the Loan Documents by the Duke Entities and the performance by the Duke Entities of their obligations under the Loan Documents have been duly authorized by all necessary and partnership action and/or proceedings on the part of the Duke Entities and will not:

(a)                                  require any consent (which has not been obtained and delivered to Administrative Agent) of the Duke Entities’ shareholders or limited partners;

(b)                                 violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Duke Entities or any of their Subsidiaries or the Duke Entities’ or any Subsidiary’s articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, or any indenture, instrument or agreement binding upon the Duke Entities or any of their Subsidiaries; or

D-1

(c)                                  result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Duke Entities or any of their Subsidiaries.

3.                                       The Loan Documents have been duly executed and delivered by the Duke Entities and constitute legal, valid and binding obligations of the Duke Entities enforceable in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

4.                                       There is no litigation or proceeding against the Duke Entities or any of their Subsidiaries which, if adversely determined, could have a Material Adverse Effect, except as disclosed in Schedule       .

5.                                       No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Duke Entities or any of their Subsidiaries, is required to be obtained by the Duke Entities or any of their Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or in connection with the payment by the Duke Entities of their obligations under the Loan Documents.

6.                                       The General Partner qualifies as a real estate investment trust in accordance with all applicable requirements of the Internal Revenue Code.

We are admitted to the bar of the State of North Carolina and are not licensed to practice law in any other state.  Our opinion is limited to the laws of North Carolina, federal law, and the corporate and limited partnership laws of the State of Indiana.  To the extent the Loan Documents are governed by the laws of the State of Illinois, we have assumed that they do not differ materially for the purposes of our opinion from the laws of the State of North Carolina.

This opinion may be relied upon by the Agent, the Lenders and their participants, assignees and other transferees.

Very truly yours,

D-2

EXHIBIT E

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To: Bank One, NA,
as Agent (the “Agent”) under the Agreement
Described Below

Re:                               Fourth Amended and Restated Credit Agreement, dated as of                     , 2003 (as amended, modified, renewed or extended from time to time, the “Agreement”), among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, an Indiana corporation, Bank One, NA, individually, and as Administrative Agent, and the Lenders named therein.  Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 14.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.18 of the Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

E-1

EXHIBIT F

COMPLIANCE CERTIFICATE

To: The Administrative Agent and the Lenders
who are parties to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of                     ,            2003 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, an Indiana corporation (“General Partner”), Bank One, NA, individually, and as Administrative Agent, and the Lenders named therein.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.                                       I am the duly elected                      of the General Partner of the Borrower;

2.                                       I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.                                       The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.                                       Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this        day of               , 200   .

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION, its General Partner

By:
Print Name:
Title:

[SAMPLE]

SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance as of            with

Provisions      ,      ,       and       of the Agreement

EXHIBIT H

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	[and is an Affiliate/Approved

Fund of [identify Lender](1)

3. Borrower(s):

4. Administrative Agent:	, as the administrative agent under the Credit Agreement.

5. Credit Agreement: The [amount] Credit Agreement dated as of	among

[name of Borrower(s)], the Lenders party thereto, [name of Administrative Agent], as Administrative Agent, and the other agents party thereto.

(1) Select as applicable.

6.                                       Assigned Interest:

Facility Assigned		Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans(2)
	(3)	$	$		%
		$	$		%
		$	$		%

7. Trade Date:	(4)

Effective Date:                                     , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and](5) Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:

Title:

[Consented to:](6)

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,”, etc.)

(4) Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

(5) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(6) To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

[NAME OF RELEVANT PARTY]

By:

Title:

ANNEX 1

TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                       Representations and Warranties.

1.1                                 Assignor.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2.                              Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                       Payments.  The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)

(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)

(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

EXHIBIT I

DESIGNATION AGREEMENT

Dated             , 200

Reference is made to the Fourth Amended and Restated Credit Agreement dated as of                            , 2003 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Duke Realty Limited Partnership, an Indiana limited partnership (the “Borrower”), Duke Realty Corporation, an Indiana corporation, the Banks parties thereto, and Bank One, NA, as Administrative Agent (the “Administrative Agent”) for the Lenders.  Terms defined in the Credit Agreement are used herein with the same meaning.

                                                                                (the “Designor”),                              (the “Designee”), the Administrative Agent and the Borrower agree as follows:

1.               The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Competitive Bid Loans pursuant to Section 2.15 of the Credit Agreement.  Any assignment by Designor to Designee of its rights to make a Competitive Bid Loan pursuant to such Section 2.15 shall be effective at the time of the funding for such Competitive Bid Loan and not before such time.

2.                                       The Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower or any Loan Party of the performance or observance by the Borrower or any Loan Party or any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant thereto.  (It is acknowledged that the Designor may make representations and warranties of the type described above in other agreements to which the Designor is a party.)

3.                                       The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 7.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own independent credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under Loan Document; (c) confirms that it is a Designated Lender; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Lender.

4.                                       The Designee hereby appoints Designor as Designee’s agent and attorney in fact, and grants to Designor an irrevocable power of attorney, to deliver and receive all communications and notices under the Credit Agreement and other Loan Documents and to exercise on Designee’s behalf all rights to vote and to grant and made approvals, waivers, consents or amendment to or under the Credit Agreement or other Loan Documents.  Any document executed by the Designor on the Designee’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designee.  The Borrower, the Administrative Agent and each of the Banks may rely on and are beneficiaries of the preceding provisions.

5.                                       Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on the signature page thereto.

6.                                       Neither the Administrative Agent nor the Borrower shall institute, or join any other person in instituting, against the Designee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law at any time that the Designee has any outstanding debt or other securities which are rated by Fitch, Moody’s or any other rating agency or at any time within one year and one day after the date such debt or other securities have been repaid in full.

7.                                       The Designor unconditionally agrees to pay or reimburse the Designee and save the Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Designation Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that the Designor shall not be liable for any portion of such liabilities, obligations, losses, damage, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designee’s gross negligence or willful misconduct.

8.                                       Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make Competitive Bid Loans as pursuant to Section 2.15 of the Credit Agreement and the rights and obligations of a Lender related thereto.

9.                                       This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to the provisions thereof regarding conflicts of law.

10.                                 This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Designation

Agreement by facsimile transmission shall be effective as of delivery of a manually executed counterpart of this Designation Agreement.

IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.

Effective Date(1)                                       , 200

as Designor

By:

Title:

as Designee

By:

Title:

Applicable Lending Office (and address for notices):

Attention:
Re: Account No.

(1)                                  This date should be no earlier than five Business Days after the delivery of this Designation Agreement to the Administrative Agent.

Accepted this day of , 200

BANK ONE, NA, as Administrative Agent	DUKE REALTY LIMITED PARTNERSHIP
	By:	DUKE REALTY CORPORATION, its General Partner

By:		By:
Title:		Title:

EXHIBIT J

AMENDMENT TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This Amendment to the Fourth Amended and Restated Revolving Credit Agreement (the “Amendment”) is made as of                                ,              , by and among Duke Realty Limited Partnership (“Borrower”), Duke Realty Corporation (“Guarantor”), Bank One, NA, individually and as “Administrative Agent”, and one or more new or existing “Lenders” shown on the signature pages hereof.

R E C I T A L S

A.                                   Borrower, Guarantor, Administrative Agent and certain other Lenders have entered into an Fourth Amended and Restated Credit Agreement dated as of                            , 2004 (as amended, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

B.                                     Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with a revolving credit facility in an aggregate principal amount of up to $500,000,000.  The Borrower, Guarantor, the Administrative Agent and the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Aggregate Commitment to $         ,000,000; and (ii) admit [name of new banks] as “Lenders” under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.                                       The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.

2.                                       From and after                         ,           (the “Effective Date”) (i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents, and (ii) [name of existing lenders] shall each be deemed to have increased its Commitment to the amount shown next to their respective signatures on the signature pages of this Amendment, each having a Commitment in the amount shown next to their respective signatures on the signature pages of this Amendment.  The Borrower shall, on or before the Effective Date, execute and deliver to each of such new or existing Lenders a new or amended and restated Note in the amount of such Commitment (and in the case of a new Lender, a Competitive Bid Note as well).

3.                                       From and after the Effective Date, the Aggregate Commitment shall equal               Million Dollars ($            ,000,000).

4.                                       For purposes of Section 13.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.

5.                                       The Borrower and Guarantor hereby represent and warrant that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article VI of the Agreement are true and correct as of such date and the Borrower and Guarantor have no offsets or claims against any of the Lenders.

6.                                       As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect, and Guarantor reaffirms all of its obligations under the Guaranty.

7.                                       This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

DUKE REALTY LIMITED PARTNERSHIP		BANK ONE, NA, Individually and as Administrative Agent

By:	DUKE REALTY CORPORATION, its General Partner

By:		By:
Print Name:		Print Name:
Title:		Title:

c/o Duke Realty Corporation
600 East 96th Street
Indianapolis, Indiana 46240

Attention:	Matthew Cohoat	1 Bank One National Plaza
Telephone:	(317) 808-6065	Mail Suite Il 1-0315
Facsimile:	(317) 808-6795	Chicago, Illinois 60670
		Attention:	Large Corporate Real Estate
		Telephone:	(312) 325-3128
		Facsimile:	(312) 325-3122

DUKE REALTY CORPORATION

By:
Print Name:
Title:

c/o Duke Realty Corporation
600 East 96th Street
Indianapolis, Indiana 46240

Attention:	Matthew Cohoat
Telephone:	(317) 808-6065
Facsimile:	(317) 808-6795

Amount of Commitment: $	[NAME OF NEW LENDER]

By:
Print Name:
Title:

[Address of New Lender]

Attention:
Telephone:
Facsimile:

EXHIBIT K

FORM OF SUBSIDIARY GUARANTY

This Guaranty is made as of                           ,            by                           , a                           (“Guarantor”), to and for the benefit of Bank One, NA, individually (“Bank One”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).

RECITALS

A.                                   Duke Realty Limited Partnership, an Indiana limited partnership (“Borrower”), Duke Realty Corporation, an Indiana corporation (the “General Partner”), Banc One Capital Markets, Inc. (“BOCM”) as Sole Lead Arranger and Book Runner, Bank One, NA, individually, and as Administrative Agent, and the Lenders have entered into a Fourth Amended and Restated Revolving Credit Agreement dated as of        , 2003 (as amended, modified or restated from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to provide Borrower with a revolving credit facility in an aggregate principal amount of up to $700,000,000 (the “Facility”).  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

B.                                     Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Commitment as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).

C.                                     Guarantor is a Subsidiary of [Borrower] [General Partner].  Guarantor acknowledges that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Guarantor by making funds available to Guarantor through Borrower and by enhancing the financial strength of the consolidated group of which Guarantor and Borrower are members.

AGREEMENTS

NOW, THEREFORE, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agrees as follows:

1.  Guarantor absolutely, unconditionally, and irrevocably guarantees to each of the Lenders:

(a)                                  the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;

(b)                                 the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and

(c)                                  the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.

All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.”  All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”  The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by Guarantor, the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the Guarantor’s “Maximum Liability”).  This provision with respect to the Maximum Liability of the Guarantor is intended solely to preserve the rights of the Administrative Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other person or entity shall have any right or claim under this provision with respect to the Maximum Liability, except to the extent necessary so that the obligations of Guarantor hereunder shall not be rendered voidable under applicable law.  In the event Guarantor shall make any payment or payments under this Guaranty each other guarantor of the Facility Indebtedness shall contribute to Guarantor an amount equal to such non-paying guarantor’s pro rata share (based on their respective maximum liabilities hereunder and under such other guaranty) of such payment or payments made by Guarantor, provided that such contribution right shall be subordinate and junior in right of payment in full of all the Facility Indebtedness to Lenders.

2.  In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantor agrees, on demand by the Administrative Agent to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.

3.  Guarantor does hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Guarantor may have against Borrower or which Guarantor or Borrower may have against the Administrative

Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Guarantor of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations.  Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation.  The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Guarantor their assessment of the financial condition of Borrower.  Guarantor acknowledges that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Guarantor.  No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders.  Guarantor further agrees that any exculpatory language contained in the Credit Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Guarantor to enforce this Guaranty.

4.  Guarantor further agrees that Guarantor’s liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety.  Guarantor further understands and agrees that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents, or any thereof, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Guarantor’s obligations hereunder.

5.  This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection.  Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Facility from time to time.  Guarantor agrees that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by resorting to any other guaranties, and Guarantor hereby waives the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right.  Guarantor further agrees that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantor’s obligations hereunder, it being the purpose and intent of Guarantor that the obligations of such Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever.  Neither Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower.  This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment.  The obligations of Guarantor pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

6.  This Guaranty shall be assignable by a Lender to any assignee of all or a portion of such Lender’s rights under the Loan Documents.

7.  If:  (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property subject thereto (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Guarantor shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

8.  The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.

9.  Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated debt at any time when a Default or Unmatured Default exists under the Credit Agreement or the Loan Documents, and any such payments to Guarantor made while any Default or Unmatured Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Guarantor in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantor hereunder.

10.  Guarantor hereby subordinates to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Guarantor may have against Borrower arising from a payment made by Guarantor under this Guaranty and agrees that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantor or the Lenders or any right of Guarantor or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantor hereunder.  It is expressly understood that the agreements of Guarantor set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.

11.  Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.

12.  Guarantor hereby submits to personal jurisdiction in the State of Illinois for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty.  Guarantor hereby consents to the jurisdiction of either the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois, in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter.  Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Illinois and hereby waives any objection which Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.

13.  All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.  Notice may be given as follows:

To Guarantor:

c/o Duke Realty Corporation
600 East 96th Street
Indianapolis, Indiana 46240
Attention:	Matthew Cohoat

Telephone:	(317) 808-6065
Facsimile:	(317) 808-6794

With a copy to:

Howard L. Feinsand
3750 Shackeleford Road
Duluth, GA 30096

Telephone:	770-717-3267
Facsimile:	770-717-3314

To Bank One, NA as Administrative Agent and as a Lender:

Bank One, NA
One Bank One Plaza

Mail Code IL1-0315
Chicago, Illinois 60670
Attention:	Charles Moffett

Telephone:	(312) 325-3128
Facsimile:	(312) 325-3122

With a copy to:

Sonnenschein Nath & Rosenthal LLP
8000 Sears Tower
Chicago, Illinois 60606
Attention:	Steven R. Davidson, Esq.

Telephone:	(312) 876-8238
Facsimile:	(312) 876-7934

If to any other Lender, to its address set forth in the Credit Agreement.

14.  This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns.

15.  This Guaranty shall be construed and enforced under the internal laws of the State of Illinois.

16.  GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

IN WITNESS WHEREOF, Guarantor has delivered this Guaranty in the State of Illinois as of the date first written above.

a,

By:

Its:

SCHEDULE 1

SUBSIDIARIES AND OTHER INVESTMENTS

(See Section 6.7)

Investment In	Owned By	Amount of Investment	Percent Ownership	Jurisdiction of Organization

1-1

SCHEDULE 2

INDEBTEDNESS AND LIENS

(See Section 7.15)

Indebtedness Incurred By	Indebtedness Owed To	Property Encumbered	Maturity and Amount of Indebtedness

2-1

SCHEDULE 3

UNENCUMBERED ASSETS

(See Section 6.20)

Project Name and Address	Type of Project	Date Placed In Service	Owned By

3-1